As filed with the Securities and Exchange Commission on  February 1, 2012
Registration No. 333-174252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.  5 TO THE
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HYGEA HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)

Piper Acquisition II, Inc.
(Former Name of Registrant)

Nevada	8011	30-0532605
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Manuel E. Iglesias, Chief Executive Officer and President
Hygea Holdings Corp.
9100 South Dadeland Blvd., Suite 1500
Miami, Florida 33156
786-497-7718
 (Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Manuel E. Iglesias, Chief Executive Officer and President
Hygea Holdings Corp.
9100 South Dadeland Blvd., Suite 1500
Miami, Florida 33156
786-497-7718
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:
Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.0001 per share (2)	38,594,726	$0.11	$ 4,392,185.07	$503.34

* $ 503.34 was previously paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457 the offering price was determined by the conversion price of our convertible promissory notes sold in a private offering under Rule 506 under Regulation D as promulgated under the Securities Act of 1933, as amended.  The selling security holders may sell their shares at the fixed price of $0.11 until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

(3) Includes 23,901,222 shares of common stock presently outstanding, 5,137,279 share of common stock  issuable upon conversion of 5% convertible promissory notes and 10,890,454 shares of common stock issuable upon conversion of 10% Convertible Promissory Notes.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED  FEBRUARY 1, 2012

39,928,955 Shares
HYGEA HOLDINGS CORP.
Common Stock

This prospectus relates to the public offering of an aggregate of 39,928,955 shares of common stock which may be sold from time to time by the selling shareholders named in this prospectus.  We will not receive any proceeds from the sale by the selling shareholders of their shares of common stock.  We will pay the cost of the preparation of this prospectus, which is estimated at $115,000.

Our common stock is presently not traded on any market or securities exchange. The 39,928,955 shares of our common stock may be sold by selling shareholders at a fixed price of $0.11 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling shareholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is  __, 2012

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under “Risk Factors“, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Summary

We are a Nevada corporation formed on August 26, 2008 as Piper Acquisition II, Inc.  We changed our name to “Hygea Holdings Corp.” on May 16, 2011.

 Acquisition of Hygea Health Holdings Inc.

On May 16, 2011, we entered into a Share Exchange Agreement with the shareholders of Hygea Health Holdings, Inc., a Florida corporation (“Hygea Health”), each of which are accredited investors (“Hygea Health Shareholders”), pursuant to which we acquired 99.9% of the outstanding securities of Hygea Health in exchange for 135,519,336 shares of our common stock (the “Hygea Exchange”).  The Hygea Exchange closed on May 16, 2011, which closing was deemed effective as of December 31, 2010.  Considering that, following the Hygea Exchange, the Hygea Health Shareholders control the majority of our outstanding common stock and we effectively succeeded our otherwise minimal operations to those that are theirs, Hygea Health is considered the accounting acquirer in this reverse-merger transaction.  A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health securities for our net monetary assets, accompanied by a recapitalization.  We are the surviving and continuing entity and the historical financials following the reverse merger transaction will be those of Hygea Health.  We were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately prior to our acquisition of Hygea Health pursuant to the terms of the Hygea Exchange.  As a result of such acquisition, our operations are now focused on the Integrated Group and Palm Medical.
Business

We are the principal shareholder of Hygea Health owning 99.9% of Hygea Health.  Hygea Health has two principal areas of operations. The first is a network of multidisciplinary integrated medical group practices (“Integrated Group”) with a primary care physician ("PCP") focus. The Integrated Group owns a series of subsidiaries that provide industry related services and which support the integrated group practice business model.  The second focus is Palm Medical Network LLC (“Palm Medical Network”), an independent physician network.   Under Palm Medical Network, we have a series of medical service organizations (“MSOs”) that have entered “at risk” contracts with Medicare Advantage Health Maintenance Organizations (“HMOs”) throughout Florida.

Under the Integrated Group, we manage, own and are acquiring physician practices that we incorporate into integrated multidisciplinary group practices. The principal focus is the acquisition of primary care physicians, which includes family practice, internal medicine, clinical cardiology and other primary care concentrated disciplines. We began implementation of our provider rollout strategy with an initial focus on the South and Central Florida markets. The business plans provide for expansion into surrounding states in the Southeast in 2012 and then throughout the U.S. in subsequent years. In addition, we intend to acquire specialty medical and ancillary healthcare service providers (including diagnostic facilities, pharmacies, rehabilitation therapy practices, among others) that will create community-based “medical malls” for more efficient, more comprehensive and better patient care. The management services provided include HMO contracting, physician recruiting, credentialing and contracting, human resources services, claims administration, financial reporting services, provider relations, patient eligibility and related services, pooled back office and front office administration, practice management systems, electronic medical record system, centralized billing, shared facilities, medical management including utilization management and quality assurance, data collection, management information systems and other services that provide scale efficiencies.

Through the Palm Medical Network IPA (Independent Physician Association) our Company has focused on building (i) multidisciplinary integrated medical group practices with a primary care physician focus; (ii) healthcare management service organizations that manage and coordinate the medical care of patients enrolled in multiple managed care health plans (i.e., HMOs) and (iii) integrating all aspects of this network with the requisite technology platform that incorporates physician friendly electronic medical records and practice management system services, including scheduling and billing capabilities. Starting in 2009, we have commenced the acquisition process and management contracting with a number of group physician practices including those within the IPA’s approximately 1,600 credentialed physicians. This continues to be our organization-wide focus as we implement our business plan moving forward.

We also hold an interest in a medical software company that has deployed an electronic medical records and practice management system (“EMR/PMS”) across multiple physician practices in Florida and the US. This system provides integrated patient record management that is fully automated end-to-end. We have allocated and deployed financial and technical resources to speed the continued implementation and integration of EMR/PMS into additional Company-owned and other physician practice groups throughout the U.S.

The development of our Integrated Group and our Palm Medical Network is subject to a number of risks, uncertainties and obstacles.   These risks include our inability to raise needed financing to maintain or grow our operations, the erosion of our revenue stream as a result of competition, increased expenses resulting from an increased regulatory atmosphere, the failure or delay of third party payors to provide reimbursement for our services, healthcare claims exceeding our reserves and our inability to locate or close acquisitions.  If these events are to occur, our operations may be negatively impacted including our inability to generate additional revenue or maintain our current level of revenue or increased expenses which may result in a decrease in our net income or result in a net loss.

Other Pertinent Information

References to “we,” “us,” “our” and similar words refer to the Hygea Holdings Corp. and its subsidiaries unless the context indicates otherwise.  Our corporate headquarters are located at 9100 South Dadeland Blvd., Suite 1500, Miami, Florida 33156. Our telephone number is 786-497-7718.  We presently do not have a website.

The Offering

Common Stock Offered:
The selling shareholders are offering a total of 39,928,955 shares of common stock, which included 23,901,222 shares of common stock  presently outstanding, 5,137,279 shares of common stock that issuable upon conversion of the 5% convertible promissory notes (the “5% Notes”) and 10,890,454 shares of common stock issuable upon conversion of the 10% convertible promissory notes (the “10% Notes”).  The 5% Notes and the 10% Notes automatically convert on the effective date of this prospectus.

Initial Offering Price:
The selling shareholders will sell our shares at $0.11 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Terms of Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering:
The offering will conclude when all of the 39,928,955 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no reason whatsoever at the discretion of our management team.

Outstanding Shares of Common Stock:
164,322,976 shares which includes 148,295,243   shares of common stock presently outstanding as well as 16,027,733 shares of common stock issuable upon conversion of Convertible Notes which will automatically convert upon the effective date of this prospectus.

Use of Proceeds:	We will receive no proceeds from the sale of any shares by the selling shareholders.

Risk Factors:	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 6.

Summary Financial Information

The information at December 31, 2010 and 2009 and for the years then ended has been derived from our audited consolidated financial.  The information at September 30, 2011 and for the quarter then ended has been derived from our unaudited consolidated financial statements.  Our consolidated financial statements appear elsewhere in this prospectus.

Statement of Operations Information:

	Nine Months Ended September 30, 2011 (unaudited)	Year Ended December 31, 2010 (as restated)	Year Ended December 31, 2009 (as restated)

Revenues	$6,594,507	$9,795,797	$8,441,652
Healthcare expenses	(4,508,586)	(6,855,434)	(5,618,683)
Gross margin	2,085,921	2,940,363	2,822,969
Administrative and other operating expenses	(1,738,063)	(1,696,949)	(2,799,169)
Net operating income	347,858	1,243,414	23,800
Other (expense) income	(107,724)	33,970	(86,190)
Net income (loss) before income taxes and non-controlling interest	240,134	1,277,384	(62,390)
Income tax (expense) benefit	(42,919)	17,961	-
Income attributable to non-controlling interest	(68,189)	(129,360)	(5,160)
Net income (loss)	$129,026	$1,165,985	$(67,550)

Balance Sheet Information:

	As of September 30, 2011 (unaudited)	As of December 31, 2010 (as restated)	As of December 31, 2009 (as restated)

Assets
Current assets	$3,711,569	$2,551,089	$292,334
Property and equipment, net	207,159	240,227	209,159
Other long term assets	2,998,620	2,944,938	2,234,219
Total assets	$6,917,348	$5,736,254	$2,735,712

Liabilities
Current liabilities	$2,612,988	$1,569,259	$963,921
Loans payable, non-current	501,100	765,950	-
Deferred revenue, non-current	-	100,000	200,000
Total liabilities	3,114,088	2,435,209	1,163,921

Equity
Preferred Stock	-	-	-
Common stock	14,830	14,830	10,195
Additional paid-in-capital	1,711,579	1,711,579	977,305
Subscription receivable	-	(305,000)	-
Non-controlling interest	2,150,849	2,082,660	1,953,300
Accumulated deficit	(73,998)	(203,024)	(1,369,009)
Total equity	3,803,260	3,301,045	1,571,791

Total liabilities and equity	$6,917,348	$5,736,254	$2,735,712

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision, and you should only consider an investment in our common stock if you can afford to sustain the loss of your entire investment.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

General Risks

We have had minimal revenues from operations and, if we are not able to obtain further financing, we may be forced to scale back or cease operations or our business operations may fail.

To date, we have not generated significant income from our operations and we have been dependent on sales of our equity securities to meet the majority of our cash requirements. During our year ended December 31, 2010, we generated $9,795,797 in revenue and had cash on hand of $226,931and a working capital surplus of $981,830 at the end of the calendar year.  During the year ended December 31, 2010, we used $785,758 of cash in operating activities. During our nine months ended September 30, 2011, we generated $6,594,507 in revenue and had cash on hand of $74,458 and a working capital surplus of $1,098,581 at September 30, 2011.  During the nine months ended September 30, 2011, we used $1,223,468 of cash in operating activities. We may never generate positive cash flow from operations, including during the year ending December 31, 2011.  We estimate that we will require approximately $250,000 to $375,000 to carry out our business plan through the end of 2011, which will be dependent upon the number of primary care physician practices acquired during the year, if any. Because we cannot anticipate when we will be able to generate significant revenues from sales, we will need to raise additional funds to continue to develop our business, respond to competitive pressures and to respond to unanticipated requirements or expenses. If we are not able to generate significant revenues, we will not be able to maintain our operations or achieve a profitable level of operations.

We derive a substantial portion of our revenue from  CarePlus Health Plans, Inc. and if we are unable to collect our outstanding account receivables, our operations will be negatively impacted.

We derive a substantial portion of our revenue and accounts receivable from CarePlus Health Plans, Inc.  Revenues earned from CarePlus Health Plans, Inc. amounted to $8,570,744 and $5,832,890 for the years ended December 31, 2010 and 2009, respectively, and $1,838,201 and $5,422,479 for the three and nine months ended September 30, 2011, respectively.  CarePlus Health Plans, Inc. accounts receivables amounted to $1,617,936 and $66,717 as of December 31, 2010 and 2009, respectively, and $2,464,100 as of September 30, 2011.  If we are unable to collect our outstanding account receivables with CarePlus Health Plans, Inc., our operations will be negatively impacted.

We commenced our business operations in August 2008 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

We have a limited operating history. Our operating activities since our incorporation have consisted primarily of raising operating capital, closing various acquisitions and marketing our services to prospective customers. Our prospects are subject to the risks and expenses encountered by start-up companies, such as uncertainties regarding our level of future revenues and our inability to budget expenses and manage growth and our inability to access sources of financing when required and at rates favorable to us.

Our limited operating history and the highly competitive nature of our business make it difficult or impossible to predict future results of our operations. We may not succeed in developing our business to a level where we can achieve profitable operations, which may result in the loss of some or all of your investment in our common stock.

We have generated limited revenues since our inception on. Since we are still in the early stages of operating our Company and because of our lack of significant operating history and our limited net income in all likelihood, we will continue to incur operating expenses without significant revenues until our services gain significant exposure in the market. Based upon current estimates, we estimate our average monthly operating expenses in the near future to be approximately $150,000 to $300,000 per month, which will be dependent upon the number of primary care physician practices acquired during the year, if any. We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. Our primary source of funds has been the sale of our common stock. We can offer no assurance that we will be able to generate enough interest in our services. If we cannot attract a significant customer base, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material significant revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock.

We may need additional capital to expand or maintain our operations, which will result in dilution to existing stockholders.

At minimum, we expect that we will need additional capital in early 2012 if we want to pursue various growth initiatives. Further, we may be required to make increased capital expenditures to fund any growth of operations, infrastructure, and personnel. We may seek additional capital through the issuance of debt or equity depending upon our results of operations, market conditions or unforeseen needs or opportunities. Our future liquidity and capital requirements will depend on numerous factors, including the following:

•	the pace of expansion of our operations;

•	our need to respond to competitive pressures; and

•	future acquisitions of complementary products, technologies or businesses.

We expect that we will be required to sell additional equity or debt securities. Debt financing must be repaid at maturity, regardless of whether or not we have sufficient cash resources available at that time to repay the debt and may contain covenants restricting the operations of our business. The sale of additional equity or convertible debt securities could result in additional dilution to existing stockholders. Any financing arrangements may not be available on terms acceptable to us, if at all.

We will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to scale back or cease operations or discontinue our business.

We can provide no assurance to investors that we will be able to find such financing when such funding is required. Obtaining additional financing will be subject to a number of factors, including investor acceptance of our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which may result in the loss of some or all of your investment in our common stock. There is no assurance that actual cash requirements will not exceed our estimates.  If additional funds are not obtained, we would modify (reduce) our primary care physician practice acquisition targets which, in our estimation, would allow our current cash funds to continue our operations through March 2012.

We have a limited operating history and if we are not successful in growing the business, of which there is no guarantee, then we may have to scale back or even cease our ongoing business operations.

Our success is significantly dependent on our ability to continue to grow our business. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a limited operating history. We may be unable to locate additional customers or continue to operate on a profitable basis.  If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment.

We depend upon reimbursement by third-party payors.

Substantially all of our revenues are derived from private and governmental third-party payors. Initiatives undertaken by industry and government to contain healthcare costs affect the profitability of our clinics. These payors attempt to control healthcare costs by contracting with healthcare providers to obtain services on a discounted basis. Management believes that this trend will continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments were to reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if they choose not to renew the contracts with these insurers at lower rates. In addition, in certain geographical areas, the physician offices must be approved as providers by key health maintenance organizations and preferred provider plans. Failure to obtain or maintain these approvals would adversely affect our financial results.

In addition, there are increasing pressures from many third-party payors to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. our relationships with managed care and non-governmental third-party payors, such as health maintenance organizations and preferred provider organizations, are generally governed by negotiated agreements. These agreements set forth the amounts Hygea is entitled to receive for its services. Management could be adversely affected in some of the markets where it operates if they are unable to negotiate and maintain favorable agreements with third-party payors.

Additionally, third-party payors may, from time to time, request audits of the amounts paid, or to be paid, to us under its agreements with them. Hygea could be adversely affected in some of the markets where it operates if the auditing payor alleges that substantial overpayments were made to Hygea due to coding errors or lack of documentation to support medical necessity determinations.

Our historical revenue has been concentrated with CarePlus Health Plans, Inc. representing approximately 91.5% and 71.1% of our 2010 and 2009 medical revenues, respectively, and 81.3% and 83.5% of our medical revenue for the three and nine months ended September 30, 2011, respectively.  This increase during 2010 as compared to 2009 was due to the sale (and thus elimination) of non-CarePlus Health Plans, Inc.’s revenue associated with a Hygea Health Network practice that was sold.  The increase in accounts receivable affects our liquidity.   If we are unable to collect the amounts due from CarePlus Health Plans, Inc., our liquidity would be affected resulting in retraction of business operations or seeking additional public or private funding to offset such impact.

Our operating results could be adversely affected if our actual healthcare claims exceed our reserves.

Historically, we have been able to satisfy our claims payment obligations each month out of cash flows from operations and existing cash reserves. However, in the event that our revenues are substantially reduced due to a loss of a significant HMO contract or other factors, our cash flow may not be sufficient to pay off claims on a timely basis, or at all. If we are unable to pay claims timely we may be subject to HMO de-delegation wherein the HMO would take away our claims processing functions and perform the functions on our behalf, charging us a fee per enrollee, a requirement by the HMO to comply with a corrective action plan, and/or termination of the HMO contract, which could have a material adverse effect on our operations and results of operations.

Our operations are presently focused in one geographic location - South and Central Florida.  If this region of Florida was to experience an economic downturn or continues to experience the negative effects from the recession, our operations may be negatively impacted.

Our business, financial condition and results of operations may be adversely affected by unfavorable economic and market conditions in our sole geographical segment.

Our operations are presently focused in one geographic location - South and Central Florida.  Changes in this region could adversely affect the profitability of our business. Economic conditions have from time to time contributed to slowdowns in the healthcare industry, resulting in reduced demand and increased price competition for our services. If economic and market conditions in South and Central Florida, remain unfavorable or persist, spread or deteriorate further, we may experience an adverse impact on our business, financial condition and results of operations.  Accordingly, the economic downturn in South and Central Florida may hurt our financial performance. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions and the effects they may have on our business and financial condition and results of operations.

We may be exposed to liability if we cannot process any increased volume of claims accurately and timely.

We have regulatory risk for the timely processing and payment of claims. If we are unable to handle increased claims volume or if we are unable to pay claims timely we may become subject to an HMO corrective action plan or de-delegation until the problem is corrected, and/or termination of the HMO agreement, which could have a material adverse effect on our operations and profitability

Our profitability may be reduced or eliminated if we are not able to manage our healthcare costs effectively.

Our success depends in large part on our effective management of healthcare costs incurred by our affiliated physician organizations and controlling utilization of specialty and ancillary care, and by contracting with our independent physicians at competitive prices.

We attempt to control the healthcare costs of our HMO enrollees through capitated and discounted fee-for-service contracts, by emphasizing preventive care, entering into risk-sharing agreements with HMOs that have favorable rate and utilization structures, and requiring prior authorization for specialist physician referrals. If we cannot maintain or improve its management of healthcare costs, our business, results of operations, financial condition, and ability to satisfy our obligations could be adversely affected.

Under all current HMO contracts, our affiliated physician organizations accept the financial risk for the provision of primary care and specialty physician services, and some ancillary healthcare services. If we are unable to negotiate favorable contract rates with providers of these services, or if our affiliated physician organizations are unable to effectively control the utilization of these services, its profitability would be negatively impacted.  Our ability to manage healthcare costs is also diminished to the extent that we are unable to sub-capitate the specialists in its service areas at competitive rates. To the extent that our HMO enrollees require more frequent or extensive care, our operating margins may be reduced and the revenues derived from its capitation contracts may be insufficient to cover the costs of the services provided.

The revenue and profitability could be significantly reduced and could also fluctuate significantly from period to period under Medicare's Risk Adjusted payment methodology.

In  2004, Centers for Medicare & Medicaid Services (“CMS”) began a four-year phase-in of a revised compensation model for Medicare beneficiaries enrolled in Medicare Advantage plans. Previously, monthly capitation revenue was based primarily on age, sex and location.

The CMS revised payment model seeks to compensate Medicare managed care organizations based on the health status of each individual enrollee. Health plans/Medical Groups with enrollees that can be proven to require more care will receive higher compensation, and those with enrollees requiring less care will receive less. This is referred to by CMS as "Risk Adjustment."

  Increased numbers of office visits by members, and submission of encounter data is required in order to receive incremental revenue, or not for any given member. This requires a great deal of continuous effort on our part, and cooperation on the part of our contracted physicians and HMO enrollees. We have not always been able to gain this cooperation from the contracted physicians and enrollees, or devote the resources necessary to obtain incremental Risk Adjustment revenue, or avoid having previously received revenue taken back from us.

Additionally, because of the time required by CMS to process all of the submitted encounter data from all participating entities, we typically do not find out until the latter part of the calendar year what adjustments will be made to our Medicare revenue for the prior year, at which time those adjustments to revenue, which have historically been significant, are recorded.

The adoption of more restrictive Medicare coverage policies at the national or local levels could have an adverse impact on our ability to obtain Medicare reimbursement for inpatient services.

Medicare providers also can be negatively affected by the adoption of coverage policies, at the national and or local levels, describing whether an item or service is covered and under what clinical circumstances it is considered to be reasonable, necessary, and appropriate. In the absence of a national coverage determination, Medicare contractors may specify more restrictive criteria than otherwise would apply nationally. CMS began implementing new inpatient rehabilitation hospital coverage criteria effective January 1, 2010 that will require existing local coverage policies to be updated for each Medicare contractor. We cannot predict how the adoption of modified local coverage determinations or other policies will affect our operations.

If we are unable to identify suitable acquisition candidates or to negotiate or complete acquisitions on favorable terms, our prospects for growth could be limited. In addition, we may not realize the anticipated benefits of any acquisitions that we are able to complete.

Part of our business strategy is to grow through acquisitions in order to achieve economies of scale. Although we are regularly in discussions with potential acquisition candidates, it may be difficult to identify suitable acquisition candidates and to negotiate satisfactory terms with them. If we are unable to identify suitable acquisition candidates at favorable prices, our ability to grow by acquisition could be limited.

 In addition, to the extent we are successful in identifying suitable acquisition candidates and making acquisitions, these acquisitions involve a number of risks, including:

•
it may occur that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or that industry or economic conditions change, all of which may require a future impairment charge;

•	we may have difficulty integrating the operations and personnel of the acquired business and may have difficulty retaining the key personnel of the acquired business;

•	we may have difficulty incorporating the acquired services with our existing services;

•	there may be customer confusion where our services overlap with those of entities that are acquired;

•	our ongoing business and our attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;

•	there may be difficulty maintaining uniform standards, controls, procedures and policies across locations;

•	we may acquire companies that have material liabilities, including, among other things, for the failure to comply with healthcare laws and regulations;

•	the acquisition may result in litigation from terminated employees or third parties;

•	we may experience significant problems or liabilities associated with service quality, technology and legal contingencies;

•	we may spend considerable amounts of money (legal, accounting, diligence, etc.) in seeking an acquisition candidate and never complete the acquisition; and

•	acquisition candidate letters of intent may have large break-up fees if the acquisition is not completed.

In particular, the strategy for growth includes strategic acquisitions of primary care physician (PCP) practices. However, even if we are successful in completing further acquisitions, we may not be possible to integrate their operations into our operations or it may be difficult and time consuming to integrate the acquired practices' management services, information systems, billing and collection systems, finance department, medical records, and other key administrative functions, while at the same time managing a larger entity with a differing history, business model and culture. We may be required to develop working relationships with providers and vendors with whom they have had no previous business experience. We also may not be able to obtain the necessary economies of scale. Integration of acquired entities is vital to be able to operate effectively and to control variable (staffing) and fixed costs. If we are not successful in integrating acquired operations on a timely basis, or at all, our business could be disrupted and we may not be able to realize the anticipated benefits of its acquisitions, including cost savings. There may be substantial unanticipated costs associated with acquisition and integration activities, any of which could result in significant one-time or on-going charges to earnings or otherwise adversely affect our operating results.

We may not be able to make future acquisitions without obtaining additional financing.

To finance any acquisitions, we may, from time to time, issue additional equity securities or incur additional debt. A greater amount of debt or additional equity financing could be required to the extent that our common stock fails to achieve or to maintain a market value sufficient to warrant its use in future acquisitions, or to the extent that acquisition targets are unwilling to accept common stock in exchange for their businesses. Even if we were permitted to incur additional debt or determine to sell equity, we may not be able to obtain additional required capital on acceptable terms, if at all, which would limit our plans for growth. In addition, any capital we may be able to raise could result in increased leverage on our balance sheet, additional interest and financing expense, and decreased operating income.

Whenever we seek to make an acquisition of an entity that has an HMO contract, the HMO could potentially refuse to consent to the transfer of its contract, and this could effectively stop the acquisition or potentially deprive Hygea of the revenues associated with that HMO contract.

Contracts with HMOs typically include provisions requiring the HMO to consent to the transfer of their contract before effecting any change in control of the healthcare provider party thereto. As a result, whenever we seek to make an acquisition, such acquisition may be conditioned upon the acquisition candidate's ability to obtain such consent from the HMOs with which it has contracted. Therefore, an acquisition could be delayed while an HMO seeks to determine whether it will consent to the transfer. While management’s experience the HMOs limit their review to satisfying their regulatory responsibility to ensure that, following the acquisition, the post-acquisition entity will meet certain financial and operational thresholds, the language in many of the HMO agreements give the HMO the ability to decline to give their consent if they simply do not want to do business with the acquiring entity. If an HMO is unwilling for any reason to give its consent, this could deter management from completing the acquisition, or, if they complete an acquisition without obtaining an HMO's consent, they could lose the benefits associated with that HMO's contract.

Revenues and profits could be diminished if we lose the services of key primary care physicians.

Substantially all of our revenues are derived from its affiliated physician organizations. Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing IPA, or otherwise become unable or unwilling to continue practicing medicine or contracting with its affiliated physician organizations. Enrollees who have been served by such physicians could choose to enroll with competitors' physician organizations, reducing its revenues and profits. Moreover, we may not be able to attract new physicians into our affiliated physician organizations to replace the services of terminating physicians.

We will also depend upon its ability to recruit and retain experienced physicians.

Our revenue generation is dependent upon referrals from physicians in the communities its medical offices serve, and its ability to maintain good relations with these physicians. The primary care physicians are the front line for generating these referrals and management is dependent on their talents and skills to successfully cultivate and maintain strong relationships with these physicians. If we cannot recruit and retain our base of experienced physicians, our business may decrease and our net operating revenues may decline.

We continue to face intense competition.

The industry in which Hygea operates has no institutional provider organizations.  The Hygea integrated practice model combines three distinct business verticals.  The first business vertical is the Medicare Advantage designated clinic system that only accepts Medicare Advantage patients with significant presence maintained by Leon Medical Centers (Miami Dade County), MCCI (Florida statewide), Pasteur Medical Centers (Miami Date County) and Southeastern Integrated Medical (SiMed) Centers (Tampa St Petersberg)  The second business vertical is the commercial market and fee-for-service Medicare which is best represented in Florida by Cleveland Clinic (Florida statewide), Mayo Clinic (Florida statewide) and Southeastern Integrated Medical (north Florida).  The third business vertical is comprised of small group practices that will take a combination of both fee-for-service and Medicare Advantage patients; these practices are usually not large enough to sustain all the components of the Hygea integrated model.   Hygea combines all of the business verticals and sees itself as payor neutral accepting clients irrespective of whether they are commercial, cash or Medicare Advantage/Medicare fee-for-service.  We do not believe ancillary service firms are in competition with Hygea as they do not drive or attract patients but are more of recipient of referrals from these three business verticals.  In the State of Florida, the northern part of the state is driven by a fee-for-service practice model while the southern part of the state, has a much higher incident of managed care delivery model.  We compete against many other companies in the specialized health services industry, most of which have considerably greater resources and abilities than we do. These competitors may have greater marketing and sales capacity, significant goodwill, and global name recognition.

We will depend upon the cultivation and maintenance of relationships with the physicians in its markets.

  Our success is dependent upon referrals from physicians in the communities our clinics serve and its ability to maintain good relations with these physicians and other referral sources. Physicians referring patients to the clinics are free to refer their patients to other therapy providers or to their own physician owned therapy practice. If we are unable to successfully cultivate and maintain strong relationships with physicians and other referral sources, our business may decrease and its net operating revenues may decline.

  Our operations are subject to extensive regulation.

  The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	facility and professional licensure/permits, including certificates of need;

•	conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral;

•	addition of facilities and services; and

•	payment for services.

  In recent years, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. We believe that we are in substantial compliance with all laws, but differing interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our methods of operations, facilities, equipment, personnel, services and capital expenditure programs and increase our operating expenses. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations.

Healthcare reform legislation may affect our business.

In recent years, many legislative proposals have been introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. At the federal level, Congress has continued to propose or consider healthcare budgets that substantially reduce payments under the Medicare programs. The ultimate content, timing or effect of any healthcare reform legislation and the impact of potential legislation on our business is uncertain and difficult, if not impossible to predict. That impact may be material to our business, financial condition or results of operations.

We may incur closure costs and losses.

The competitive and/or economic conditions in the local markets in which we operate may require us to close certain physician offices. In the event a physician office is closed, we may incur closure costs and losses. The closure costs and losses include, but are not limited to, lease obligations, severance, and write-off of goodwill.

Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

We have adopted provisions in our Articles of Incorporation and Bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors shall have no personal liability to us or our shareholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

We are dependent on certain key personnel.

Our business is dependent on the services of Daniel T. McGowan, Chairman, Board of Directors, Manuel E. Iglesias, our Chief Executive Officer, and other key management and directors. We do not have key man insurance for either of these individuals. The loss of their services or our ability to expand to maintain our business will depend in part upon our ability to attract and retain qualified personnel in operations management, technology, marketing and other areas. We depend upon employees and consultants in a competitive market. If we are unable to attract and retain personnel that have the technical expertise we require, it could adversely affect our ability to develop our network and market our services.

A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote.

Our executive officers, directors and shareholders holding in excess of 5% of our issued and outstanding shares, beneficially own over 15% of our common stock. Under our Articles of Incorporation and Nevada law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, these individuals will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.

The Offering Price of the shares is arbitrary.

The Offering Price of the shares has been determined arbitrarily by the Company and bears no relationship to the Company’s assets, book value, potential earnings or any other recognized criteria of value.

The offering price of the shares was determined based upon the price sold in our offering and should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the Company and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.11 for the shares of common stock was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 250,000,000 shares of common stock, $0.0001 par value, of which 148,295,243 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.0001 par value, of which no shares are issued and outstanding. Further, upon the effective date of this prospectus, the 5% and the 10% Notes will automatically convert into 16,027,733 shares of common stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

The Board of Directors, in its sole discretion, may issue preferred shares which could carry superior rights and preferences and, in turn, limiting the influence common shareholders may have on the direction of our company.

We have authorized 10,000,000 shares of blank check preferred stock none of which is currently outstanding.  Upon issuance of any preferred stock in the future, the rights attached to the preferred shares could affect our ability to operate, which could force us to seek other financing.  The Board of Directors may issue preferred stock without obtaining shareholder approval.  Such financing may not be available on commercially reasonable terms or at all and could cause substantial dilution to existing stockholders.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop and it is likely to be subject to significant price fluctuations.

Currently, there is no public market for our stock and our stock may never be traded on any exchange, or, if traded, a public market may not materialize.  Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock.

Our common stock is unlikely to be followed by any market analysts, and there may be few or no institutions acting as market makers for the common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

As our current estimated stock price is $0.11, our Common Stock will be subject to “penny stock” rules which may be detrimental to investors.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share.  Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them as our current estimated stock price is $0.11.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

We have never paid a dividend on our common stock and we do not anticipate paying any in the foreseeable future.

We have not paid a cash dividend on our common stock to date, and we do not intend to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Notwithstanding, we will likely elect to retain earnings, if any, to finance our growth. Future dividends may also be limited by bank loan agreements or other financing instruments that we may enter into in the future. The declaration and payment of dividends will be at the discretion of our Board of Directors.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters .

Recent U. S. legislation, including the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Protection Act, have resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. There are significant corporate governance and executive compensation-related provisions in the   Dodd-Frank   Act that may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources.

It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.  If we do adopt various corporate governance measures, o ur management and other personnel will need to devote a substantial amount of time to these new compliance initiatives.

The potential sale of 39,928,955 shares pursuant to this prospectus may have a depressive effect on the price and market for our common stock.

The potential sale of 39,928,955 shares of common stock pursuant to this prospectus may have a depressive effect on our stock price and make it more difficult for us to raise any significant funds in the equity market if our business requires additional funding.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the healthcare industry as a whole, changes in regulation on the state or federal level, delays in payments from third party payors, our ability to raise any financing which we may require for our operations, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF  PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of their common stock.

Determination of Offering Price

The selling shareholders will sell the shares at $0.11 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price was determined by the conversion price of our convertible promissory notes sold in a private offering under Rule 506 under Regulation D as promulgated under the Securities Act of 1933, as amended. There is no assurance of when, if ever, our stock will be approved for trading on the OTC Bulletin Board.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

  Dilution

The common stock to be sold by the selling shareholders in this Offering is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name of Selling Stockholder	Common Shares owned by the selling Stockholder (1)	Total Shares Registered Pursuant to this Offering	% of Total Issued and Outstanding Shares before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (2)
				# of Shares	% of Class
Paul Hill	30,000	30,000	*	--	--
James Anderson	20,000	20,000	*	--	--
Col. Bertram Witham	10,000	10,000	*	--	--
Charles L. Horn	10,000	10,000	*	--	--
Ephraim H. Dockstader	30,000	30,000	*	--	--
John A. Rowell	30,000	30,000	*	--	--
JM Assets LP (4)	30,000	30,000	*	--	--
Barbara J. Stubblefield	60,000	60,000	*	--	--
Joel Shapiro	50,000	50,000	*	--	--
Lawrence M. Kellner	33,333	33,333	*	--	--
Ronald Bratek	40,000	40,000	*	--	--
Susan and Nick Fredrick	40,000	40,000	*	--	--
Jerry I. Maine	20,000	20,000	*	--	--
Paul W. Heisey Trust (5)	20,000	20,000	*	--	--
Bob Krauss	40,000	40,000	*	--	--
Robert E. & Roselie T. Dettle Living Trust Dated 2/29/1980 (6)	25,000	25,000	*	--	--
Robert . Benz	25,000	25,000	*	--	--
Robert T. Firebaugh	40,000	40,000	*	--	--
Thomas W. Davis Jr.	10,000	10,000	*	--	--
Joel Kaplan	20,000	20,000	*	--	--
The Klar Family Trust (7)	10,000	10,000	*	--	--
Tannie G. Dees	10,000	10,000	*	--	--
ELG Family Trust (8)	20,000	20,000	*	--	--
Mark Elg	20,000	20,000	*	--	--
John R. Russell	10,000	10,000	*	--	--
Gerald Yanowitz	15,000	15,000	*	--	--
Paul Kaye	10,000	10,000	*	--	--
James Dees	10,000	10,000	*	--	--
William E. Morgan	25,000	25,000	*	--	--

Joel Kaplan	7,000	7,000	*	--	--
Geoffrey Cragg	20,000	20,000	*	--	--
Meador Trust (9)	20,000	20,000	*	--	--
Stephen Fleming	760,000	760,000	*	--	--
Eric Horton	250,000	250,000	*	--	--
Timothy Betts	2,049,000	2,049,000	1.24%	--	--
Sean Harrison	966,667	966,667	*	--	--
Michael Arnold	300,000	300,000	*	--	--
Kevin Mohan	500,000	500,000	*	--	--
Chanwest Resources Inc. (10)	50,000	50,000	*	--	--
Richard Solomon	200,000	200,000	*	--	--
Robert T. Firebaugh	100,000	100,000	*	--	--
Dennis F. Trainor	25,000	25,000	*	--	--
Rosemary Fleming	760,000	760,000	*	--	--
Stephen Cohen	40,000	40,000	*	--	--
Evan Costaldo	40,000	40,000	*	--	--
Lauren Eschmann	100,000	100,000	*	--	--
Christine Bailey	100,000	100,000	*	--	--
Nobis Capital Advisors Inc. (11)	3,725,904	3,725,904	2.26%	--	--
Bobby Khan, MD	215,391	215,391	*	--	--
Rockfort Investments LLC as Trustee of CAI Hygea Trust (12)	2,153,912	2,153,912	*	--	--
Rockfort Investments LLC as Trustee of D’Arraigan Investment Trust (13)	2,680,425	2,680,425	*	--	--
Jose David Saurez MD	430,782	215,000	*	215,782	*
Kathy Lubbers	95,728	95,728	*	--	--
Louis Biasi	95,278	95,278	*	--	--
Millsborough Investments LLC EDC Investment Trust (14)	2,153,912	2,153,912	*	--	--
Pedro Pedrianes	1,292,347	215,000	*	1,077,347	*
Rockfort Investments LLC as Trustee of San Felipe Investment Trust (15)	2,961,629	2,961,629	*	--	--
Gregory J. Daniels	47,864	47,864	*	--	--
David Shuey	47,864	47,864	*	--	--
Ivan Hadfeg	23,932	11,111	*	12,821	*
Kirkpatrick Family Foundation Inc. (16)	957,293	957,293	*	--	--
Steele Ventures LLC (17)	90,942	47,864	*	43,078	*
Michael Sension MD	47,864	47,864	*	--	--
Alicia Harvey	47,864	47,864	*	--	--
Charles Stigger	71,796	71,796	*	--	--
RT & C Holdings, Inc. (18)	150,774	150,774	*	--	--
Palm Medical Network LLC (19)	909,435	909,435	*	--	--
John Hartmann (3)	63,026	63,026	*	--	--
Lawrence M. Kellner (3)	69,329	69,329	*	--	--
Jerry Maine (3)	63,026	63,026	*	--	--
Lawrence Klar (3)	69,329	69,329	*	--	--
James Anderson (3)	69,329	69,329	*	--	--
Meador Trust (3) (20)	252,105	252,105	*	--	--
Clifton Peterson (3)	126,053	126,053	*	--	--
McKellips Family Trust (3) (21)	157,566	157,566	*	--	--
William Morgan (3)	63,026	63,026	*	--	--
Denise Brathwaite (3)	138,658	138,658	*	--	--
Robert T. Firebaugh (3)	138,658	138,658	*	--	--
John and Kay Kabage Family Trust (3) (22)	69,329	69,329	*	--	--
Hillock Revocable Trust (3) (23)	63,026	63,026	*	--	--
Francis Rosenberger (3)	346,645	346,645	*	--	--
James Anderson (3)	138,658	138,658	*	--	--
Jerry Neugebauer (3)	157,566	157,566	*	--	--
John Spoltman (3)	63,026	63,026	*	--	--
Paul Hill (3)	157,566	157,566	*	--	--

Paul Heisey (3)	346,645	346,645	*	--	--
Theodore E. Roeth Trust (3) (24)	138,658	138,658	*	--	--
Francis Rosenberger (3)	346,645	346,645	*	--	--
Denise Brathwaite (3)	34,665	34,665	*	--	--
AB Southwall (3)	157,566	157,566	*	--	--
Phil and Colette Mitchell Trust (3) (25)	69,329	69,329	*	--	--
David Shea (3)	138,658	138,658	*	--	--
Elg Family Trust (3) (26)	159,457	159,457	*	--	--
David Applestein (3)	69,329	69,329	*	--	--
Norman Roder (3)	69,329	69,329	*	--	--
Robert Benz (3)	346,645	346,645	*	--	--
Dorthea Hardin (3)	138,658	138,658	*	--	--
Ephraim Dockstader (3)	69,329	69,329	*	--	--
Douglas Bunkers (3)	69,329	69,329	*	--	--
Stanley Decker (3)	69,329	69,329	*	--	--
Barbara Subblefield (3)	69,329	69,329	*	--	--
Sidney Gold (3)	69,329	69,329	*	--	--
John Mulrooney (3)	63,026	63,026	*	--	--
Joel Mylnarski (3)	69,329	69,329	*	--	--
Lamers Forests Ltd. (3) (27)	138,658	138,658	*	--	--

Robert E. & Roselie T. Dettle Living Trust Dated 2/29/1980 (3) (28)	69,329	69,329	*	--	--
Wellbrook Family Trust (3) (29)	69,329	69,329	*	--	--
Charles Simpson (3)	159,457	159,457	*	--	--
Lawrence M. Kellner (3)	90,909	90,909	*	--	--
Elg Family Trust (3) (30)	225,000	225,000	*	--	--
AB Southall (3)	910,000	910,000	*	--	--
Robert Benz (3)	1,000,000	1,000,000	*	--	--
Bertram Witham (3)	500,000	500,000	*	--	--
John Muhich for JM Assets (3) (31)	1,000,000	1,000,000	*	--	--
Jerry Neugebauer (3)	318,182	318,182	*	--	--
Roy Bethel (3)	90,909	90,909	*	--	--
John Rowell (3)	200,000	200,000	*	--	--
John Lindsay (3)	181,818	181,818	*	--	--
Robert Parker (3)	227,273	227,273	*	--	--
Jerry Maine (3)	90,909	90,909	*	--	--
Robert E. & Roselie T. Dettle Living Trust Dated 2/29/1980 (3) (32)	90,909	90,909	*	--	--
Sharon Krause (3)	181,818	181,818	*	--	--
Ronald Bratek (3)	90,909	90,909	*	--	--
Robert Benz (3)	1,136,364	1,136,364	*	--	--
Jerry Neugebauer (3)	418,182	418,182	*	--	--
Jeff McKellips (3)	227,273	227,273	*	--	--
Shawn Holmes (3)	227,273	227,273	*	--	--
Barbara Stubblefield (3)	90,909	90,909	*	--	--
Stahl Family Revocable Living Trust (3) (33)	90,909	90,909	*	--	--
Jeffrey Eiseman (3)	181,818	181,818	*	--	--
William Morgan (3)	90,909	90,909	*	--	--
Elg Family Trust (3) (34)	210,000	210,000	*	--	--
Jerry Neugebauer (3)	381,818	381,818	*	--	--
Robert Mehl (3)	454,545	454,545	*	--	--
Richard Solomon (3)	909,091	909,091	*	--	--
Thomas Hewson (3)	90,909	90,909	*	--	--
Susan and Nick Fredrick (3)	90,909	90,909	*	--	--
David Shea (3)	181,818	181,818	*	--	--
Barbara Stubblefield (3)	90,909	90,909	*	--	--
Lawrence M. Kellner (3)	90,909	90,909	*	--	--
Jerry Maine (3)	90,909	90,909	*	--	--
John Hartmann	90,909	90,909	*	--	--
Jerry Neugebauer (3)	381,818	381,818	*	--	--
Stephen Gill (3)	90,909	90,909	*	--	--
Joel Kaplan (3)	90,909	90,909	*	--	--
Ed Salazar	47,864	47,864	*	--	--
* Less than one percent.

** Officer and/or director.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The Total Shares Registered Pursuant to this Offering reflects shares outstanding.  Based on 164,332,976 shares of common stock outstanding and assumes the full conversion of all outstanding Convertible Notes, which are automatically convertible on the effective date of this prospectus.

(2) Assumes that all securities registered will be sold.

(3) Shares of common stock are issuable upon conversion of Convertible Promissory Notes.

(4)  John Muhich has voting and dispositive power over the shares.

(5)  Paul W. Heisey has voting and dispositive power over the shares.

(6) Robert E. Dettle has voting and dispositive power over the shares.

(7) Lawrence R. Klar, Jr has voting and dispositive power over the shares.

(8) Fred Elg has voting and dispositive power over the shares.

(9) J. Douglas Meador has voting and dispositive power over the shares.

(10) David Taylor has voting and dispositive power over the shares.

(11) Tim M. Betts  has voting and dispositive power over the shares.

(12) Denis Kleinfeld has voting and dispositive power over the shares.

(13) Denis Kleinfeld has voting and dispositive power over the shares.

(14) Denis Kleinfeld has voting and dispositive power over the shares.

(15) Denis Kleinfeld has voting and dispositive power over the shares.

(16)  A Board Committee has voting and dispositive power over the shares.

(17) Keith G. Minella has voting and dispositive power over the shares.

(18) Carlos Trueba has voting and dispositive power over the shares.

(19) Martha Castillo has voting and dispositive power over the shares.

(20) J. Douglas Meador has voting and dispositive power over the shares.

(21) Jeff McKellips has voting and dispositive power over the shares.

(22) John Kabage has voting and dispositive power over the shares.

(23) Robert Hillock has voting and dispositive power over the shares.

(24) Theodore E. Roeth has voting and dispositive power over the shares.

(25) Phil Mitchell has voting and dispositive power over the shares.

(26)26 Fred Elg has voting and dispositive power over the shares.

(27) Terrance J. Lamers has voting and dispositive power over the shares.

(28) Robert E. Dettle has voting and dispositive power over the shares.

(29) Dayle Wellbrook has voting and dispositive power over the shares.

(30) Fred Elg has voting and dispositive power over the shares.

(31) John Muhich has voting and dispositive power over the shares.

(32) Robert E. Dettle has voting and dispositive power over the shares.

(33) Frederick R. Stahl has voting and dispositive power over the shares.

(34) Fred Elg has voting and dispositive power over the shares.

Issuance of Shares of Common Stock to Selling Stockholders

The following issuances were made by Hygea Holdings Corp. (f/k/a Piper Acquisition II, Inc.), a Nevada corporation, the legal entity to which this prospectus relates, and does not reflect the issuances found in the Consolidated Statements of Stockholders’ Equity on page F-5 which relates to Hygea Health Holdings Inc., a Florida corporation, the accounting successor.

On January 16, 2009, we sold an aggregate of 10,000,000 shares of common stock to Stephen Fleming, Eric Horton and Nobis Capital Advisors, Inc. (“Nobis”) for total consideration of $1,000 or $0.0001 per share.  On November 15, 2009, Nobis assigned 2,849,000 shares of common stock to three parties and returned 483,333 shares of common stock to us for cancellation.  Further, Mr. Horton, on November 15, 2009, assigned 1,807,333 shares of common stock to two parties and returned 1,276,000 shares of common stock to us for cancellation.  On November 15, 2009, Mr. Fleming assigned 1,533,334 shares of common stock to one party.

On June 24, 2009, we sold 553,333 shares of common stock to 18 accredited investors for aggregate consideration of $55,333 or $0.10 per share.

On September 3, 2009, we sold 207,000 shares of common stock to 14 accredited investors for aggregate consideration of $20,700 or $0.10 per share.

In November 2009, the Company sold $815,000 in convertible notes (the “November 2009 Notes”) and warrants to 35 accredited investors.  The November 2009 Notes are convertible, at any time at the option of the holder, into shares of common stock of the Company at a conversion price of $0.11 per share; provided, however, upon this prospectus being declared effective, the November 2009 Notes will be converted automatically into shares of common stock at $0.11 per share.  The November 2009 Notes bear interest at 10% per annum.  Interest is payable in full on the maturity date.  Interest shall be payable at the election of the Company, in cash or shares of common stock on the maturity date unless converted earlier.  If the Company pays in shares of common stock, the number of shares to be issued shall be equal to the amount owed divided by $0.11.  If the November 2009 Notes are converted pursuant to the automatic conversion provision, then no interest shall be payable.  In 2010, we entered into letter agreements with each of the investors pursuant to which we returned approximately $250,000 of the proceeds invested and the investors agreed to cancel the warrants leaving a remaining principal balance of $565,000 outstanding.  Further, in May 2011, we entered letter agreements whereby we agreed to extend the term of the November 2009 Notes through October 2011 and also granted a security interest in all of our assets to the note holders. The maturity dates of the notes were again extended through March 31, 2012.

On April 9, 2010, we entered into a Termination Agreement with Chanwest Resources Inc. pursuant to which we issued 50,000 shares of common stock to Chanwest Resources, Inc. in consideration of the termination of a Share Exchange Agreement that did not close.

In June 2010, the Company sold $696,850 in convertible notes (the “June 2010 Notes”) to 15 accredited investors.  The June 2010 Notes are convertible, at any time at the option of the holder, into shares of common stock of the Company at a conversion price of $0.11 per share; provided, however, upon this prospectus being declared effective, the June 2010 Notes will be converted automatically into shares of common stock at $0.11 per share.  The June 2010 Notes bear interest at 5% per annum and mature in June 2012.  Interest shall be payable at the election of the Company, in cash or shares of common stock on the maturity date unless converted earlier.  If the Company pays in shares of common stock, the number of shares to be issued shall be equal to the amount owed divided by $0.11.  If the June 2010 Notes are converted pursuant to the automatic conversion provision, then no interest shall be payable.  Further, in May 2011 we entered letter agreements to grant a security interest in all of our assets to the note holders. The maturity dates of the notes was again extended through March 31, 2012.

From September 2010 through April 2011, the Company sold $501,100 in convertible notes (the “September 2010 Notes”) to 21 accredited investors.  The September 2010 Notes are convertible, at any time at the option of the holder, into shares of common stock of the Company at a conversion price of $0.11 per share; provided, however, upon this prospectus being declared effective, the September 2010 Notes will be converted automatically into shares of common stock at $0.11 per share.  The September 2010 Notes bear interest at 5% per annum and mature in September 2012.  Interest shall be payable at the election of the Company, in cash or shares of common stock on the maturity date unless converted earlier.  If the Company pays in shares of common stock, the number of shares to be issued shall be equal to the amount owed divided by $0.11.  If the September 2010 Notes are converted pursuant to the automatic conversion provision, then no interest shall be payable.  Further, in May 2011 we entered letter agreements to grant a security interest in all of our assets to the note holders. The maturity dates of the notes was again extended through March 31, 2012.

On May 2, 2011, we issued 3,725,904 shares of common stock to Nobis Capital Advisors Inc. (“Nobis”) in consideration for Nobis assigning its interest in its Letter of Intent entered with Hygea Health Holdings Inc.

On May 16, 2011, we entered into a Share Exchange Agreement with the shareholders of Hygea Health, each of which are accredited investors (“Hygea Health Shareholders”), pursuant to which we acquired 99.9% of the outstanding securities of Hygea Health in exchange for 135,519,336 shares of our common stock (the “Hygea Exchange”).  The Hygea Exchange closed on May 16, 2011, which closing was effective on December 31, 2010.

PLAN OF  DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling shareholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. If a public market develops for the common stock, the selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the other selling shareholders are affiliates of broker-dealers.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if the selling shareholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling shareholder other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling shareholder.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling shareholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) any one or more selling shareholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are required to pay all fees and expenses incident to the registration of the shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

A market maker sponsoring a company's securities is required to obtain a quotation of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for quotation on the OTC Bulletin Board.

We intend to apply for quotation of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not quoted and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of  January 30, 2012 , we had 148,295,243 shares of common stock issued and outstanding and approximately 115 stockholders of record of our common stock as well as 16,027,733 shares of common stock issuable upon conversion of Convertible Notes which will automatically convert upon the effective date of this prospectus.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

As of January 30, 2012 , we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

SHARES AVAILABLE FOR FUTURE SALE

As of January 30, 2012 , we had 148,295,243 shares of common stock outstanding.  The 39,928,955 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 22,490,428 shares are beneficially owned by executive officers, directors and affiliates.  The 39,928,955 shares, upon registration, will constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person, other than an affiliate, who has beneficially owned securities for at least six months, including the holding period of prior owners is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

      1% of the number of shares of common stock then outstanding, or
      the average weekly trading volume of common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about an issuer.  In order to effect a Rule 144 sale of common stock, the transfer agent requires an opinion from legal counsel.  Further, the six month holding period is applicable only to issuers who have been subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 for at least 90 days.  As of January 30, 2012 , no shares of our common stock are available for sale under Rule 144.

Restrictions on the Use of Rule 144 by Former Shell Companies

Rule 144 is not available for the resale of securities issued by any issuer that is or has been at any time previously a shell company unless the following conditions have been met:

      the issuer of the securities that was formerly a shell company has ceased to be a shell company;
      the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
 the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
 at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As we are a former shell company, all shareholders will not be able to resell their securities utilizing Rule 144 until one year after the filing of the Form 10 information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion should be read in conjunction with our audited Consolidated Financial Statements as of and for the two years ended December 31, 2010 and 2009, and our unaudited Consolidated Financial Statements for the period ended September 30, 2011.  This discussion contains forward-looking statements.

The operating results for the periods presented were not significantly affected by inflation.

OVERVIEW

With the acquisition of the Palm Medical Network IPA (Independent Physician Association) our Company has focused entirely on (i) building a multidisciplinary integrated medical group practices with a primary care physician focus; (ii) building a healthcare management service organizations that manage and coordinate the medical care of patients enrolled in multiple managed care health plans (i.e., HMOs) and (iii) integrating all aspects of this network with the requisite technology platform that incorporates physician friendly electronic medical records and practice management system services, including scheduling and billing capabilities. Starting in 2009, we commenced the acquisition process and management contracting with a number of group physician practices including those within the IPA’s approximately 1,600 credentialed physicians. This continues to be our organization-wide focus as we implement our business plan moving forward.

IPA Operations

Using an MSO structure the Palm IPA enters into agreements with HMOs to provide HMO enrollees with a full range of medical services in exchange for fixed, prepaid monthly fees known as "capitation" payments. The IPA’s MSO entities contract with primary care and specialist physicians and other healthcare providers to provide enrollees with all necessary medical services.  Palm Medical Group, Inc. which was originally founded by the Tenet Hospital chain in 1989 is now operated as Palm Medical Network, LLC (“Palm”) a wholly owned subsidiary of the Company. Together we provide each other with significant resources and the opportunities to grow their respective business models, but which are interdependent for management and infrastructure resources. Specifically Hygea provides core technologies and an alternative practice model. While Palm provides a network of primary care physicians along with their Management Services Organization (MSO), which contracts Medicare HMO membership with HMOs (e.g., Care Plus - Humana’s Medicare HMO, Physicians United, and Amerigroup among others). Palm’s IPA network of approximately 1,600 physicians is the largest such network in the state of Florida, practicing in 76 medical specialties and delivering over 4.5 million hours of patient care annually. The Company’s operating plan includes resources for programs and opportunities to dramatically increase the number of patients served through enrollments planned for 2011 and beyond.

We are focused on improving the quality of care for patients and achieving accurate and timely payment from its managed care plan partners for services rendered. This is achieved through the utilization of specialized third party healthcare consultants to identify and correct coding errors, conduct health risk assessments directly with patients to correctly identify all the issues and conditions affecting each patient, and conducting intensive medical record audits. Accurate tabulations of each patient’s medical risk assessment score within each practice and within our MSO we believe may result in higher top line revenue and profit margins for the Company.

Practice Operations

We manage, own and are acquiring physician practices that we incorporate into integrated multidisciplinary group practices. The principal focus is the acquisition of primary care physicians, which includes family practice, internal medicine, clinical cardiology and other primary care concentrated disciplines. We began implementation of our provider rollout strategy with an initial focus on the South and Central Florida markets. The business plans provide for expansion into surrounding states in the Southeast in 2012 and then throughout the U.S. in subsequent years. We are in active negotiation with specialty medical and ancillary healthcare service providers (including diagnostic facilities, pharmacies, rehabilitation therapy practices, among others) that will create community-based “medical malls” for more efficient, more comprehensive and better patient care. This model leverages the physicians “prescription pad” to generate ancillary revenue streams which are a multiple of the practices collective clinical revenue.

The practices are held in wholly-owned subsidiaries, where we provide management services to each of the practice subsidiaries. The management services provided include HMO contracting, physician recruiting, credentialing and contracting, human resources services, claims administration, financial reporting services, provider relations, patient eligibility and related services, pooled back office and front office administration, practice management systems, electronic medical record system, centralized billing, shared facilities, medical management including utilization management and quality assurance, data collection, management information systems and other services that provide scale efficiencies.

EMR/PMS Operations

We hold an interest in a medical software company that has deployed an electronic medical records and practice management system (“EMR/PMS”) across multiple physician practices in Florida and the US. This system provides integrated patient record management that is fully automated end-to-end. We have allocated and deployed financial and technical resources to speed the continued implementation and integration of EMR/PMS into additional Company-owned and other physician practice groups throughout the U.S.

Operating Results

As of December 31, 2010, we have contracts with four HMOs, from which most of our revenue was primarily derived. HMOs offer a comprehensive healthcare benefits package in exchange for a capitation amount per enrollee that does not vary through the contract period regardless of the quantity or cost of medical services required or used. HMOs enroll members by entering into contracts with employer groups or directly with individuals to provide a broad range of healthcare services for a prepaid charge, with minimal deductibles or co-payments required of the members. The contracts between our physician members and the HMOs through the Palm IPA and the HMO provide for the provision of medical services to the HMO enrollees in consideration for the prepayment of the fixed monthly capitation amount per enrollee.  The four HMO contracts and revenues ($ and % of consolidated medical revenue) realized for the years ended December 31, 2010 and 2009 is summarized as follows:

	2010 Revenue (as restated)		2009 Revenue (as restated)
HMO	$	% (a)	$	% (a)

CarePlus	$8,570,744	91.6%	$5,832,890	70.6%
Preferred Care Partners	2,540	-%	750	-
Citrus	-	-	195,900	2.4%
Humana	-	-	12,875	0.2%
Total	$8,573,284	91.6%	$6,042,415	73.2%

(a) Percentage noted represents percentage of consolidated medical revenue for period noted.

Capitation revenue under HMO contracts are prepaid monthly to the physician provides based on the number of covered HMO enrollees. Capitation revenue may be subsequently adjusted to reflect changes in enrollment as a result of retroactive terminations or additions. Variability in capitation revenue exists under Medicare's capitation model referred to as "Risk Adjustment." Under the model, capitation with respect to Medicare enrollees is subject to subsequent adjustment by CMS based on the acuity of the enrollees to whom services were provided and is memorialized in the Medical Risk Assessments (MRAs) given to member populations. Capitation for the current year is paid based on data submitted for each Medicare enrollee for preceding periods. Capitation is paid at interim rates during the year and is adjusted in subsequent periods after the final data is compiled. Positive or negative capitation adjustments are made for Medicare enrollees with conditions requiring more or less healthcare services than assumed in the interim payments. Since we do not have the information necessary to reliably predict these adjustments, periodic changes in capitation amounts earned as a result of risk adjustment are recognized once those changes are communicated to us by the health plans. The absolute capitation amount for a contract period is specifically driven by the MRAs performed by company in previous contract periods.

Risk pools are settled in the following year from earning the capitated amount through the settlement of the medical services claims against these amounts. Management estimates risk pool incentives based on information received from the HMOs or hospitals with whom the risk-sharing arrangements were in place, and who typically maintain the information and record keeping related to the risk pool arrangements. Differences between actual and estimated settlements are recorded when the final accounting is posted. Risk pool performance is affected by many factors, some of which are beyond our control, and may vary significantly from year to year.

The Practice Operation revenues consist primarily of amounts received for clinical medical services provided by our licensed medical practitioners. Ancillary revenues are currently a small percentage of total billed clinical revenues but are, under the Company’s business plan, to increase in 2011 and be a significant percentage of total Practice revenues in 2012 and beyond. We have determined in analyzing actuarial data in general healthcare, that for every dollar of clinical revenue produced by a primary care physician (PCP), that PCP will generate four to six dollars in ancillary revenue.  We define ancillary revenue as revenue delivered primary from laboratory, pharmacy, diagnostic (i.e. x-ray, CAT scan, and stress test) and physical or occupational therapy.  In an integrated group practice where Hygea owns the lab, pharmacy, diagnostic centers and therapy, revenue generated by those series are pooled as part of our total revenue.  Dependent upon the amount of capital raised, we anticipate acquiring several ancillary revenue producing entities during 2011 with the acquisition of one lab, one pharmacy and one diagnostic center or physical/occupational therapy centers.  This actuarial data of ancillary revenue has been obtained from the Florida Medical Group Management Association (FLMGMA) (http://www.flmgma.com/)

  Results of Operations

Comparison of the Years Ended December 31, 2010 and 2009

	2010	2009

Medical revenues
Fixed fee arrangements	$8,573,284	$6,042,415
Fee for service arrangements	784,930	2,215,399
Total medical revenues	9,358,214	8,257,814

License Fees and non-medical revenues	437,583	183,838
Total revenues	9,795,797	8,441,652

Healthcare expenses
Physician and other provider expenses	6,855,434	5,618,683

Gross margin	2,940,363	2,822,969

Administrative and other operating expenses
Salaries and benefits	192,466	1,534,077
General and administrative	680,191	924,778
Professional fees	824,292	340,314
Total administrative and other operating expenses	1,696,949	2,799,169

Net operating income	1,243,414	23,800

Other income (expenses)
Other income	-	100,824
Other expenses	(5,400)	-
Gain on acquisition	76,219	-
Interest expense	(36,849)	(187,014)
Total other income (expenses)	33,970	(86,190)

Net income (loss) before income taxes and non-controlling interest	1,277,384	(62,390)

Income tax benefit	17,961	-

Income attributable to non-controlling interest	(129,360)	(5,160)

Net income (loss)	$1,165,985	$(67,550)

Medical revenues amounted to $9,358,214 for the year ended December 31, 2010, which was an $1,100,400, or 13.3%, increase over medical revenues earned for the year ended December 31, 2009.  This net revenue increase was due to the Palm Medical Network LLC membership growing throughout the year (approximately $1,045,600 of the increase) and the Company implementing a prospective risk assessment through physical review of patients in addition to its already established retrospective chart review (approximately $600,000 of the increase).  These increases were partially offset by the reduction of clinical patient fees due to the 2009 sale of the Hygea Health Network practice (approximately $900,000 decrease).

License fees and non-medical revenues amounted to $437,583 for the year ended December 31, 2010, which represents a $253,745, or 138.0% increase from the year ended December 31, 2009.  During the year ended December 31, 2010, we realized $250,000 from licensing fees, $100,000 of deferred revenue earned under the CarePlus network agreement and $80,000 in consulting fees. During the year ended December 31, 2009, the balance was primarily attributable to $180,000 of licensing fees. Licensing fees involve transactions whereby doctor organizations in geographical areas we don’t serve pay a fee to license the Hygea name.

Physician and other provider expenses amounted to $6,855,434 for the year ended December 31, 2010, which was approximately 73.3% of medical revenues.  These expenses include capitation fee payments and CarePlus administrative fees.  Physician and other provider expenses amounted to $5,618,683 for the year ended December 31, 2009, which was approximately 68.0% of medical revenues. The increase in expenses, as a percentage of medical revenue, is due to the changing mix of our fixed fee and fee for service operations.  Our fixed fee operations carry a higher operating cost than do our fee for service activities and therefore when fixed fee revenues increase disproportionately to fee for service revenues, our costs as a percentage of such will increase.

Salaries and benefits amounted to $192,466 for the year ended December 31, 2010, representing a $1,341,611 reduction from the $1,534,077 incurred for the year ended December 31, 2009, due to the reduction of employee staff with the sale of the Hygea Health Network practice.

General and administrative expenses amounted to $680,191 for the year ended December 31, 2010, which represents a $244,587 reduction from the $924,778 incurred for the year ended December 31, 2009.  This reduction was due to elimination of the administrative expenses associated with the Hygea Health Network practice that was sold.

Professional fees amounted to $824,292 for the year ended December 31, 2010, and is comprised of legal, accounting and health care consulting expenses.  The increase of $483,978 from the $340,314 incurred in the year ended December 31, 2009, was due to the Company utilizing outside consultants to advance its expansion and preparation for its public financing.

Other income of $100,824 in the year ended December 31, 2009, represented forgiveness of debt related to professional fees.

Gain on acquisition during the year ended December 31, 2010, related to the excess of the fair value of the net assets acquired by the Company in the Opa-Locka Pain Management acquisition over the consideration given in exchange.

Interest expense amounted to $36,849 for the year ended December 31, 2010, as compared to $187,014 for the year ended December 31, 2009.  The reduction of $150,165 is due to the extinguishment of debt related to the Hygea Health Network practice.

Income attributable to non-controlling interest represents the minority interest share of Palm Medical Network, LLC net income.

Comparison of the Three and Nine Months Ended September 30, 2011 and 2010

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Medical revenues
Fixed fee arrangements	$1,838,201	$1,516,448	$5,422,479	$5,763,270
Fee for service arrangements	422,643	293,925	1,072,028	403,282
Total medical revenues	2,260,844	1,810,373	6,494,507	6,166,552

License fees and non-medical revenues	-	-	100,000	180,000
Total revenues	2,260,844	1,810,373	6,594,507	6,346,552

Healthcare expenses
Physician and other provider expenses	1,622,543	1,175,313	4,508,586	4,743,564

Gross profit	638,301	635,060	2,085,921	1,602,988

Administrative and other operating expenses
Salaries and benefits	82,679	101,222	421,089	139,219
General and administrative	231,664	200,401	751,572	501,396
Professional fees	190,815	258,746	565,402	473,820
Total administrative and other operating expenses	505,158	560,369	1,738,063	1,114,435

Net operating income	133,143	74,691	347,858	488,553

Other income (expenses)
Gain on acquisition	-	-	-	76,219
Interest expense	(44,655)	(1,690)	(107,724)	(7,379)
Total other income (expenses)	(44,655)	(1,690)	(107,724)	68,840

Net income before income taxes and non-controlling interest	88,488	73,001	240,134	557,393

Income tax (expense) benefit	(30,971)	10,138	(42,919)	33,615

Income attributable to non-controlling interest	(17,297)	(38,514)	(68,189)	(111,467)
Net income	$40,220	$44,625	$129,026	$479,541

Comparison of the Three Months Ended September 30, 2011 and 2010

Medical revenues amounted to $2,260,844 for the three months ended September 30, 2011, which was a $450,471, or 24.9%, increase over medical revenues earned for the three month period ended September 30, 2010.  This net revenue increase was due to an increase in average patients served under our fixed fee arrangements from 413 patients during the three months ended September 30, 2010 to 470 patients during the three months ended September 30, 2011.

Physician and other provider expenses amounted to $1,622,543 and $1,175,313 for the three months ended September 30, 2011 and 2010, respectively, which represented an increase to 71.8% from 64.9% of medical revenues for each period, respectively.  These expenses include capitation fee payments and CarePlus administrative fees.  As noted above, our fixed fee operations carry a higher operating cost than do our fee for service activities and therefore when fixed fee revenues increase disproportionately to fee for service revenues, our costs as a percentage of such will increase.

Salaries and benefits were comparable between the two periods and totaled $82,679 and $101,222 for the three month periods ended September 30, 2011 and 2010, respectively.   The decrease of $18,543 was primarily attributable to the timing of staff replacement for turnover experienced.

General and administrative expenses were also comparable between the periods and totaled $231,664 and $200,401 for the three month periods ended September 30, 2011 and 2010, respectively.   The increase of $31,263 was primarily attributable to increased rent expense ($10,055) and miscellaneous other immaterial increases.

Professional fees decreased $67,931 between the two periods, from $258,746 for the three months ended September 30, 2010, to $190,815 for the three months ended September 30, 2011.  This decrease was primarily attributable to lower legal expenses ($16,506), lower audit and accounting fees ($19,275) and lower outside consulting fees ($14,988).

Interest expense totaled $44,655 for the three month period ended September 30, 2011, which correlates with outstanding debt during period.   There was minimal debt outstanding during the three month period ended September 30, 2010.

Income attributable to non-controlling interest represents the minority interest share of Palm Medical Network, LLC net income.

Comparison of the Nine Months Ended September 30, 2011 and 2010

Medical revenues totaled $6,494,507 for the nine months ended September 30, 2011, which was a $327,955, or 5.3%, increase over medical revenues earned for the nine month period ended September 30, 2010. This increase was primarily related to the contribution from the OPA and Royal practices acquired in the second quarter of 2010, partially offset by the impact of an average loss of 150 patients served by under our fixed fee service arrangements between the two periods.

License fees and non-medical revenues amounted to $100,000 for the nine months ended September 30, 2011, representing an $80,000, or 44.4%, decrease compared to the $180,000 realized during the nine months ended September 30, 2010.   Both periods include $100,000 of deferred revenue earned under the CarePlus network agreement.  In addition, during the nine months ended September 30, 2010, we recognized $80,000 in consulting fees.

Physician and other provider expenses amounted to $4,508,586 and $4,743,564 for the nine months ended September 30, 2011 and 2010, respectively, which were approximately 69.4% and 76.9% of medical revenues, respectively.  As noted above, our fixed fee operations carry a higher operating cost than do our fee for service activities and therefore when fixed fee revenues decrease, as occurred when comparing the first nine months of 2011 to 2010, disproportionately to fee for service revenues, our costs as a percentage of such will decrease.

Salaries and benefits totaled to $421,089 and $139,219 for the nine month period ended September 30, 2011 and 2010, respectively.   The increase, amounting to $281,870, is primarily comprised of salaries related to Opa and Royal (two acquisitions made in second quarter 2010) for the entire 2011 period (as compared to partial in 2010), a new 2011 practice management contract and internal staff hiring for expansion and public offering.

General and administrative expenses amounted to $751,572 and $501,396 for the nine month period ended September 30, 2011 and 2010, respectively.   The increase, amounting to $250,176, primarily represents general and administrative expenses for Opa and Royal operations, for the entire period (as compared to only partially incurring such costs in the first nine months of 2010) and a new 2011 practice management contract.

Professional fees amounted to $565,402 and $473,820 for the nine month period ended September 30, 2011 and 2010, respectively.   The increase, amounting to $91,582, primarily represents costs associated with the Company’s efforts to publicly list its common stock.

Interest expense amounted to $107,724 for the nine month period ended September 30, 2011, which correlates with outstanding debt during period.   There was minimal debt outstanding during the nine month period ended September 30, 2010.

Income attributable to non-controlling interest represents the minority interest share of Palm Medical Network, LLC net income.

Application of Critical Accounting Policies and Estimates

Use of Estimates

These consolidated financial statements include certain amounts based on the Company’s best estimates and judgments. The Company’s most significant estimates relate to revenue and accounts receivable goodwill and other intangible assets, income taxes, and contingent liabilities. These estimates require the application of complex assumptions and judgments, often because they involve matters that are inherently uncertain and will likely change in subsequent periods. The impact of any changes in estimates is included in earnings in the period in which the estimate is adjusted.

Revenues

The Company provides coordination and facilitation of medical services; transaction processing; customer, consumer and care professional services; and access to contracted networks of physicians, hospitals and other health care professionals under both risk-based and fee-based (non-risk) customer arrangements. Revenues derived from risk-based health insurance arrangements in which the premium is typically at a fixed rate per individual served for a one-year period, and where the Company assumes the economic risk of funding its customers’ health care and related administrative costs   are presented as fixed fee arrangements in the consolidated statements of operations. Revenues derived from fee-based customer arrangements are presented as fee for service arrangements in the consolidated statements of operations. The Company recognizes medical revenues on the accrual basis in the period in which eligible individuals are entitled to receive health care benefits.

Centers for Medicare and Medicaid Services (CMS) deploy a risk adjustment model that apportions premiums paid to all health plans according to health severity and certain demographic factors. The CMS risk adjustment model pays more for members whose medical history indicates they have certain medical conditions. Under this risk adjustment methodology, CMS calculates the risk adjusted premium payment using diagnosis data from hospital inpatient, hospital outpatient and physician treatment settings. The Company and health care providers collect, capture, and submit the necessary and available diagnosis data to CMS within prescribed deadlines. The Company estimates risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. Risk adjustment data for certain of the Company’s plans is subject to audit by regulators.

Payments under both the Company’s risk contracts and non-risk contracts (for both Medicare Advantage program as well as Medicaid) are subject to revision based upon premium adjustments, historical patient enrollment data and final settlements.  Such revision and final payments are settled over a period ranging from 18 to 24 months after the contractual period.  During 2010, the Company realized a shortfall of $118,402 in its estimated premiums accrued as a result of a billing error to CMS that was not identified prior to the deadline for correction.  The Company has restated its 2009 and 2010 results to account for this error .  Preliminary data provided in fiscal year 2011, with respect to the Company’s 2010 activity does not indicate a material variance to expected, and accrued, results.  However, these amounts will not be fully resolved until fiscal year 2012.  Should there be variances to amounts reported, each 1% adjustment to our estimated recoverable amounts will increase or decrease our revenue by approximately $25,000.

Non-medical revenues consist primarily of license fees and consulting fees. License fees consist of a license granting the use of the Hygea name and business model to the licensee. Currently, the Company has granted the use of only one license, the revenue for which was recognized in full upon the date that the use of the license was granted, in accordance with our accounting policy, as found below.

For license fees where the Company is not obligated to provide future services, nor is there an intent or expectation that any future services will be requested by the licensee, the revenue is recognized in full on the date that the use of the license is granted, which is typically the date of the signing of the agreement. For license fees where the Company is obligated to perform future services, or there is the intent or expectation that future services will be requested by the licensee, revenue is recognized over the period to which the earnings process closely relates with consideration of the license contract and the timing of expected future services.

Consulting fees are earned over the period in which the Company provides the related services. In some cases, such services are based on an hourly rate and in others on a fixed fee arrangement, whereby the Company recognizes consulting revenue as it meets the terms of the underlying contract.

Health Maintenance Organization Contracts

The Company’s Health Maintenance Organization (“HMO”) contracts have various expiration dates ranging from one to three years with automatic renewal terms. Upon negotiation of any of the HMO contracts, the expiration dates may be extended beyond the automatic renewal terms.

When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated captivated revenue on those contracts, the Company recognizes losses on its prepaid health care services with HMOs.

The Company has acquired reinsurance on catastrophic costs to limit the exposure on patient losses. The Company has the right to terminate unprofitable physicians and close unprofitable centers under its managed care contracts.

Medical Service Expense

The Company contracts with or employs various health care providers to provide medical services to its patients. Primary care physicians are compensated on either a salary or capitation basis. For patients enrolled under full risk managed care contracts, the cost of specialty services are paid on either a fee for service, per diem, or capitation basis.

The cost of health care services provided or contracted for under full risk managed care contracts are accrued in the period in which services are provided.

Reinsurance (Stop-Loss Insurance)

Reinsurance coverage is purchased from CarePlus under our administrative service contract with this provider to cover catastrophic claims or to limit aggregate annual costs. Accordingly, reinsurance premiums are reported as a health care cost and are included in physician and other provider expenses in the consolidated statements of operations. Reinsurance recoveries are reported as a reduction of physician and other provide expenses in the consolidated statement of operations.

The nature of our reinsurance or stop loss is to limit the benefits paid under one patient to $30,000 per year. Physicians under capitation arrangements typically have stop loss coverage so that a physician’s financial risk for any single member is limited to a maximum amount on an annual basis. We monitor the financial performance and solvency of our capitated providers. However, we remain financially responsible for health care services to our members in the event our providers fail to provide such services.

Recoveries that are recognized in the statements of operations approximate $404,254 for the year ended December 31, 2010.  There was no such recovery recognized in the year ended December 31, 2009.  There is no recoverable amount recognized in the Company’s balance sheets from an accrual of recoveries under stop loss policies at either December 31, 2010 or December 31, 2009.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers as cash equivalents all time deposits and highly liquid investments with a maturity of three months or less, when purchased.

Accounts Receivable

The Company’s accounts receivable are derived primarily from its risk-based health insurance arrangements (fixed fee arrangements) in which the premium is typically at a fixed rate per individual served for a one-year period.  The Company estimates risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. The reimbursement timing can span from 18 to 24 months which is attributable to the customary (and industry standard) timetable in Medicare reimbursement for pass through from HMO risk contractors.  However, given the Company’s historical reimbursement activity, the Company does not believe it to have a material risk of collection of any of these amounts and therefore has not recorded a reserve for such risk.  The Company’s accounts receivable also include reimbursements amount due from health insurance companies for services performed for insured patients under our fee for service program.  These amounts are set by contract and the Company does not believe there to be a material risk of uncollectibility of these amounts due to its historical collection experience and financial strength of its counterparties.

At September 30, 2011, the Company had a net receivable from CarePlus Health Plans, Inc. (“CarePlus”) of $2,464,098.  This net receivable is comprised of estimated risk adjustments due the Company of $3,372,458 reduced by advance payments made by CarePlus to providers of $908,360.  As noted previously, the risk adjustments are settled 18 to 24 months after the date of service.  The Company expects to receive gross reimbursements of $1,617,936 in August 2012 and $1,754,522 in August 2013 respectively, net of any amounts advanced by CarePlus.  Therefore, based on amounts advanced through September 30, 2011, $908,360 would be deducted from the payment from CarePlus in 2012, resulting in a net payment of $709,576.

The Company evaluates the creditworthiness of CarePlus through periodic review of the financial statements of its parent, Humana, Inc. Humana is one of the nation’s largest publicly traded health and supplemental benefits companies, based on its 2010 revenues of approximately $33.9 billion.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the underlying assets’ useful lives or the term of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, certificates of deposit, amount due from HMOs and accounts payable. The carrying amount of cash and cash equivalents, certificates of deposit, amounts due from HMOs, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments.

Goodwill

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. To determine whether goodwill is impaired, the Company performs a two-step impairment test. In the first step of the test, the fair values of the reporting units are compared to their aggregate carrying values, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, the Company would proceed to step two of the test. In step two of the test, the implied fair value of the goodwill of the reporting unit is determined by a hypothetical allocation of the fair value calculated in step one to all of the assets and liabilities of that reporting unit (including any recognized and unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was reflective of the price paid to acquire the reporting unit. The implied fair value of goodwill is the excess, if any, of the calculated fair value after hypothetical allocation to the reporting unit’s assets and liabilities. If the implied fair value of the goodwill is greater than the carrying amount of the goodwill at the analysis date, goodwill is not impaired and the analysis is complete. If the implied fair value of the goodwill is less than the carrying value of goodwill at the analysis date, goodwill is deemed impaired by the amount of that variance.

The Company calculates the estimated fair value of our reporting units using discounted cash flows. To determine fair values the Company must make assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of free cash flow (includes significant assumptions about operations, capital requirements and income taxes), long-term growth rates for determining terminal value, and discount rates. Where available and appropriate, comparative market multiples are used to corroborate the results of our discounted cash flow test.

The Company completed its annual assessment of goodwill as of January 2011 and determined that no impairment existed as of December 31, 2010 or 2009. Although the Company believes that the financial projections used are reasonable and appropriate for all of its reporting units, there is uncertainty inherent in those projections. That uncertainty is increased by potential health care reforms, as any passed legislation may significantly change the forecasts and long-term growth rate assumptions for some or all of its reporting units.

Intangible Assets

Finite lived intangible assets are acquired in a business combination and are assets that represent future expected benefits but lack physical substance. Intangible assets are amortized over their expected useful lives and are subject to impairment tests when events or circumstances indicate that a finite lived intangible assets (or asset group’s) carrying value may exceed its estimated fair value. If the carrying value exceeds its estimated fair value, impairment would be recorded.

The Company calculates the estimated fair value of finite lived intangible assets using undiscounted cash flows that are expected to result from the use of the intangible asset or group of assets. The Company considers many factors, including estimated future utility to estimate cash flows.

Non-Controlling Interest

Non-controlling interests relate to the third party ownership in a consolidated entity in which the Company has a controlling interest. For financial reporting purposes, the entity’s assets, liabilities, and operations are consolidated with those of the Company, and the non-controlling interest in the entity is included in the Company’s consolidated financial statements within the equity section of the balance sheet.

  Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Earnings per Common Share

The calculation of earnings per common share is based on the weighted-average number of our common shares outstanding during the applicable period.  The calculation for diluted earnings per common share recognizes the effect of all potential dilutive securities that were outstanding during the respective periods, unless their impact would be antidilutive.

Recently Adopted Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued amendments to the goodwill impairment guidance which provides an option for companies to use a qualitative approach to test goodwill for impairment if certain conditions are met. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 (early adoption is permitted). The implementation of amended accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued Accounting Standards Updated (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  ASU 2011-04 attempts to improve the comparability of fair value measurements disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS.  Amendments in ASU 2011-04 clarify the intent of the application of existing fair value measurement and disclosure requirements, as well as change certain measurement requirements and disclosures.  The amended guidance is effective for interim and annual periods beginning after December 15, 2011. As the impact of the guidance is primarily limited to enhanced disclosures, the Company does not believe that this will have a material impact on its consolidated financial statements.

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amendments provide an entity with an option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance is effective for fiscal years, and interim periods within those years beginning after December 15, 2011 and should be applied on a retrospective basis. As the amendments are limited to presentation only, the Company does not believe that this will have a material impact on its consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Our primary sources of liquidity are proceeds generated from the sale of equity and issuances of short and long-term debt.  There is no guarantee that this source of capital will be available in the future.

As of September 30, 2011, we had $74,458 of cash and cash equivalents on hand as compared to $226,931 at December 31, 2010.  Our working capital was $1,098,581 at September 30, 2011, as compared to $981,830 at December 31, 2010.

Cash Flow Information

Comparison of the Years Ended December 31, 2010 and 2009

We used cash flow in operating activities of $785,758 during the year ended December 31, 2010 and were provided $143,486 of cash from operations during 2009.  The net increase in cash flow used in operating activities for the year ended December 31, 2010, was primarily due to increases in our accounts receivable, partially offset by the impact of our higher net income.  Accounts receivable increased by $2,060,768 from December 31, 2009 to December 31, 2010, which is greater than our medical revenue increase of $863,596 for the same period.  Our accounts receivable billing and collection cycle spans 18 to 24 months which is attributable to the customary (and industry standard) timetable in Medicare reimbursement for pass through from HMO risk contractors.

We used $24,739 in cash for investing activities during the year ended December 31, 2010, primarily in capital expenditures. We had cash acquired in acquisitions during the year of $47,179, which was net of the cash paid.  We used $424,628 of cash in investing activities during the year ended December 31, 2009, primarily in our acquisition of a medical software company.

We had $1,037,403 and $268,730 of cash provided by financing activities during the years ended December 31, 2010 and 2009, respectively, related to our issuances of debt and equity.

Comparison of the Nine Months Ended September 30, 2011 and 2010

We used cash flow in operating activities of $1,223,468 and $431,878 for the nine months ended September 30, 2011 and 2010, respectively.  The net increase in cash flow used in operating activities for the nine months ended September 30, 2011, was primarily due to our realizing lower net income during the nine months ended September 30, 2011, as compared to the same period last year.

We used $15,052 of cash in investing activities during the nine months ended September 30, 2011, in acquiring miscellaneous equipment.  We used $138,255 of cash in investing activities during the nine months ended September 30, 2011, primarily in our acquisition of Opa and Royal.

We had $1,086,047 and $642,361 of cash provided by financing activities during the nine months ended September 30, 2011 and 2010, respectively, related to our net issuances of debt and equity, net of debt repayments.   For further discussion of our borrowing activity, please see Contractual Obligations below.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations. We are subject to various financial obligations and commitments in the normal course of operations. These contractual obligations represent future cash payments that we are required to make and relate primarily to accounts payable and our debt obligations. The Company expects to fund these contractual obligations with additional financing, either in the form of equity or debt issuances, for which there is no assurance that any additional financings will be available to us on satisfactory terms and conditions, if at all, as well as with our revenue generated from our operations.  A summary of our debt outstanding is discussed below:

During 2009, we entered into a line of credit agreement for borrowings up to $100,000. The outstanding balance was repaid during the three months ended September 30, 2011.

In July 2009, we entered into a $300,000 deferred revenue agreement with CarePlus Health Plans, Inc. The deferred revenue agreement is earned if the network agreement, signed by both parties, remains in effect without termination continuously through June 30, 2012.  As part of the deferred revenue agreement, $100,000 is earned each June 30, subject to enrollment levels within the CarePlus Health Plans.   $100,000 was earned on both June 30, 2010 and June 30, 2011, leaving a net $100,000 outstanding from that facility as of September 30, 2011.  The deferred revenue agreement is secured by CarePlus’ right to withhold any amounts due and payable under the loan from any amounts due us under the Network Agreement.

In connection with our reverse acquisition, we assumed $1,431,018 of convertible notes payable, and accrued interest on the notes of $67,261.  Of this amount, $564,995 of the principal amount outstanding of these convertible notes bear interest at 10% per annum and mature on March 31, 2012, as amended.  The remaining $866,023 of principal amount outstanding of these convertible notes bear interest at 5% per annum and mature on various dates between June and November 2012.  The convertible notes are convertible into shares of the Company’s common stock on the basis of one share of common stock for every $0.11 of principal amount outstanding.  The $1,431,018 of total principal amount outstanding is therefore convertible into approximately 13,009,255 shares of common stock.

In 2011, we issued an additional $332,000 of principal of 5% convertible promissory notes. These convertible notes bear interest at 5% per annum and mature on various dates between January and April 2013.  The convertible notes are convertible into shares of our common stock on the basis of one share of common stock for every $0.11 of principal amount outstanding.  The $332,000 of total principal amount outstanding is therefore convertible into approximately 3,018,182 shares of common stock.

In June 2011, we entered into a $60,000 note payable agreement, interest bearing at 12% per annum and due on December 31, 2011.   Interest payments are due on a monthly basis.

During the three months ended September 30, 2011we entered into two note payable agreements.   The first note payable agreement provides for borrowings totaling $125,000 with interest accruing at 13.9% per annum and due on February 1, 2012.    As of September 30, 2011we had borrowed $75,000 under this arrangement.  The second note payable agreement provides for maximum borrowings of $300,000 with interest accruing at 14.0% per annum.   Borrowings are due on June 30, 2012.  As of September 30, 2011, we had borrowed $100,000 under this arrangement.

During 2011, we entered into a loan agreement with a company controlled by the Chairman of its Board of Directors.  The loan agreement provides for maximum borrowings of $1,000,000 with interest accruing at 15.0% per annum.    As of September 30, 2011, we had borrowed $200,000 under this arrangement, due on January 1, 2012.

At September 30, 2011, we had borrowed a total of $407,236 from the Company’s Chief Executive Officer, or from individuals related to the Company’s Chief Executive Officer or entities under his control, for working capital purposes.  These advances are unsecured and have no maturity.  Interest is accrued on these advances at 4.0% per annum.

OFF-BALANCE SHEET ARRANGEMENTS

At September 30, 2011, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

We are a Nevada corporation formed on August 26, 2008 as Piper Acquisition II, Inc.  We changed our name to “Hygea Holdings Corp.” on May 16, 2011.   We are the sole shareholder of Hygea Health Holdings, Inc., a Florida corporation (“Hygea Health”).  Hygea Health has two principal areas of operations. The first is a network of multidisciplinary integrated medical group practices (“Integrated Group”) with a primary care physician ("PCP") focus.

The “Integrated Group” is a definition of the relationship between different provider organizations owned by Hygea Health.  The Integrated Group defines a process and is not a standalone legal entity.  The providers identified to be part of the Integrated Group practice are usually acquired though an asset purchase of the practice and a phase out of the provider’s current corporate entity and provider agreements.  The group practices are organized in “pods” of primary care physicians in a medically cohesive area. In addition to PCP, the pods will have certain specialties and will provide ancillary services (i.e. pharmacy, therapy, diagnostic and lab) to their patient population.   Hygea Health currently owns 100 percent of two practices previously acquired (Royal Palm Medical Group and Opa Medical Center).  At present Hygea Health does not own any active subsidiaries that provide ancillary services.  The ancillary services previously mentioned will be acquired to service our patients as wholly owned companies or divisions of Hygea Health.

The Integrated Group owns a series of subsidiaries that provide industry related services and which support the integrated group practice business model.  Secondly, Hygea Health owns Palm Medical Network LLC (“Palm Medical Network”), an independent physician network.   Under Palm Medical Network, we have a series of medical service organizations (“MSOs”) that have entered “at risk” contracts with Medicare Advantage Health Maintenance Organizations (“HMOs”) throughout Florida.  A MSOis an entity that, under contract, provides medical and medically related services to patients on behalf of a Medicare Advantage HMO agreement.  Palm Medical Network has currently four (4) “at risk” agreements with different Medicare Advantage HMOs.   Palm Medical Network has created a legal subsidiary to manage each discreetly  Medicare Advantage HMO agreement as to protect the parent entity as well as the other contracts should one of the contracts be impaired or fall prey to excessive losses.

An “at risk” contract is when the MSO agrees to assume either a portion or all of the financial risk/exposure for potential losses incurred by their patient base participating in that Medicare Advantage HMO. Hygea Health was founded in March of 2007 as Hygea Health Network, Inc., with the purpose of creating a network of (i) multidisciplinary integrated medical group practices with a primary care physician focus; (ii) healthcare management service organizations that manage and coordinate the medical care of patients enrolled in multiple managed care health plans (i.e., HMOs) and (iii) integrating all aspects of the network via a robust technology platform that incorporates state-of-the-art and physician friendly electronic medical records and practice management system services, including scheduling and billing capabilities. The focal point of Hygea value proposition is that the best healthcare patient results are achieved when the provider knows his patient.  To achieve that end, we embrace a management philosophy where the practice is patient centric to the individual patient and uses modern technology to put together a continuous technology platform that collects data and organizes it into a format that helps the provider understand the full scope or complexity of the patient condition.

Electronic Medical Records (“EMR”) collects patient information from all different physician/caregivers regardless of whether the physician/caregiver is in our network.  The patient data is analyzed by our provider team as well as artificial intelligence is introduced to determine trends and create suspect reports on the individual patients allowing the provider to investigate and diagnose.  The EMR is integrated with the practitioner’s management suite to assure data is consistently updated from the most recent visits.  Equally important, practice management software is used to set up new network specialist or diagnostic appointments and allows monitoring/tracking whether the patient has actually gone to the referral services.  Data is obtained from all referrals with picture records input into EMR.  It is important to note that technology is truly robust only if management is committed to use that technology for the benefit of patient care.  Hygea is dedicated to do such that and has developed training sessions/manuals for all acquired practices.

Throughout 2007 to 2010 the Company made a series of acquisitions of group physician practices as well as Palm Medical Group, in order to access Palm’s approximately 1,600 credentialed physicians.

Through the following healthcare management “toolkit”, we acquire, manage and integrate group practices, with a Primary Care Physician (“PCP”) focus:

Independent Physician Association (IPA) and Managed Service Organizations (MSOs) - In the 4th quarter of 2007, we acquired the assets and control of Palm Medical Group, Inc, a Florida not-for-profit Independent Physician Association with a 20-year operating history.  Palm Medical Group, Inc. was originally founded by the Tenet Hospital chain. Now operated as Palm Medical Network, LLC (“Palm”), Palm and the Company provide each other with significant resources and the opportunities to grow their respective business models. We provide core technologies through our electronic medical records service and an alternative practice model. Palm provides a network of primary care physicians which, along with their Management Services Organizations (MSOs) contracts Medicare HMO membership with Care Plus (Humana’s Medicare HMO), Physicians United, and Amerigroup among others. Palm’s IPA network consists of approximately 1,600 physicians, practicing in 76 medical specialties and delivering over 4.5 million hours of patient care annually. Palm’s MSOs have been the financial engine for Hygea’s network. We plan to aggressively increase the number of patients we serve through enrollments planned for 2011. Palm’s network has a blanket agreement with its members that it can contract on their behalf with any payor for the provision of medical services.  The provider has the right, once notified, to opt out of the agreement voluntarily.

Network of Medical Group Practices and Healthcare Service Providers – We own and continue to acquire medical group practices with a primary care physician focus throughout Florida. We began our initial provider rollout with an initial focus on the South and Central Florida markets, with plans for expansion into surrounding states in the Southeast next, then throughout the U.S. We are also in a variety of negotiations with specialty medical and ancillary healthcare service providers (including diagnostic facilities, pharmacies, rehabilitation therapy practices, among others) to ultimately provide community-based “medical malls” for more efficient, more comprehensive and better patient care. We utilize the services of ProMD Practice Management ( www.proMD.us ) to provide many of the practice management, billing and back-end collections services to Company-owned practices.

Hygea defines acquisitions by the number of providers individually since the number of practices can be misleading.  For example, one practice may consist of only one physician and another ten physicians.  At present, we have acquired two (2) practices with a total of three (3) practitioners.

We contracted with ProMD on a discreet basis for them to provide different services to practices we acquire or as part of our due diligence for practices we are interested in acquiring.  We contracted on a bundled or discreet basis the following services: 1) due diligence both regulatory, work flow and economics on potential acquisitions targets; 2) setting up electronic medical records and practice management systems in the practices; 3) carry out ongoing practice management and supervision; and, 4) carrying out coding, billing and collections.

Medical Risk Assessment (MRA) Specialists – We are focused on improving the quality of care for patients and achieving accurate and timely payment from its managed care plan partners for services rendered. This is achieved through the utilization of specialized third party healthcare consultants to identify and correct coding errors, conduct health risk assessments directly with patients to correctly identify all the issues and conditions affecting each patient, and conducting intensive medical record audits. We believe accurate tabulations of each patient’s medical risk assessment score within each practice and within our MSO may result in increased revenue and profit margins for the Company.

Electronic Medical Records/Practice Management System – We own 30% of a medical software company that has deployed an electronic medical records/practice management system (“EMR/PMS”) across multiple physician practices in Florida. This system provides integrated patient record management that is fully automated end-to-end.  We have allocated and deployed financial and technical resources to speed the continued implementation and integration of EMR/PMS into additional Company-owned and other physician practice groups throughout the U.S.

We have instituted the medical software EMR/PMS in only Opa Medical Center (now owned by Hygea) and AMS (located in Orlando, Florida) with both installations being “beta sites” for the product to get CCHIT and Best of Healthcare Certified.  We do not have an approved contracted arrangement established with the medical software company to sell their product in the market place.

Business Model

Our focus is the profitable operation of a medical practice by leveraging technology to assist the healthcare provider in documenting, tracking and communicating patient care to a continuum of other healthcare providers such as specialists, diagnostic centers, pharmacies and laboratories.

Our physician group practice structure also offers physicians significant practice revenue enhancements that are not available to sole practitioners or improperly structured group practices.  We feel Hygea has created the optimum structure for both control and capture of physician revenue with parallel attention of best health care results to the patient.   As previously stated, we are a patient centric practice with a focus of the primary care physician as the coordinator of the healthcare delivery system.   Our system will be a fully integrated delivery system that will encompass most of the specialized physician referral results with the primary care physician care plan.   All ancillary health services will be captured in our electronic data collection tools (EMR/PM) to allow the practice to have a total control and knowledge of a patient’s medical condition and be better able to coordinate that care.   Most of the current group practice models, with the exception of such national organizations like Cleveland Clinic, Mayo Clinic and Kaiser Permanente, were structured in the 1990s where the focus to incorporate specialist groups such as cardiologists, anastecialoits and gynecologists.  These groups were not patient centric and not properly integrated with focused continued care nor did they capture or compile all separate specialists records/research in a central data base.   We do not believe the group model meets today’s criteria for best medical/healthcare results of the patient.  There are some other primary care oriented group practices that do not have the record keeping component and the additive designated ancillary services are not captured and, thus, we believe fail in the best healthcare and medical results.

These practice enhancements include capture of revenue created by physician referrals of both designated health services (lab, pharmacy, diagnostic and therapy) as well as specialist physician revenue that would otherwise be lost to the primary care physician.  Our ability to earn and share revenue with our member groups through use of the Stark law’s “In-Office Ancillary Services Exception” (and similar provisions at the state level), draws physicians, group practices and medical specialists to the our business model.

The Stark law generally prohibits physicians from making designated health service referrals to organizations with which those physicians (or an immediate family member) have a financial relationship, unless an exception under the law applies. This includes physician referrals to his/her own medical practice where the following circumstances are present:

•	A physician delivers services through the medical practice;

•	The medical practice furnishes designated health services that may be payable by Medicare making the medical practice a Designated Health Services (DHS) entity;

•	The physician has a financial relationship with the medical practice; and

•	The physician makes referrals to the medical practice for the furnishing of DHS.

Physicians and medical practices rely on the Stark law’s in-office ancillary services exception and physician services exceptions to allow "within-practice" DHS referrals. Of these, the in-office ancillary services exception is used most frequently as it allows physicians in medical practices to:

•	Make referrals for certain DHS within the medical practice;

•	Furnish those DHS to practice patients;

•	Bill Medicare and Medicaid for the services; and

•	Retain and use the revenues earned from providing the services within the group for payment of practice expenses and physician compensation

These exceptions are therefore of significant importance to a medical practice’s internal activities.

Additional revenue comes from management efficiencies of scale and access to better payer benefits.  Together they create a sustainable revenue stream different from that of other practice management and managed care groups.  Hygea’s revenue stream is different from the focus of the traditional practice management groups in that most practice management groups pay for cost savings from other practices with better billing, which we believe increases revenue 10% to 20% and earnings of an equal amount.  In our model and in capturing ancillary revenue properly within the Stark guidelines, Hygea anticipates increasing revenue four-fold which we believe equates to increasing the physician take-home pay by 50% to 100%.  We believe that the advantages of its model create better health care delivery systems for patients and optimize revenue models for physicians and their partners.

We believe that our business model diversifies and maximizes revenue while minimizing costs / spreading operating risk across sector and geographic areas.

Revenue Enhancement (Capture of Additional Revenue for Practices) :  We earn distinct revenue from: (a) creating provider efficiencies for the delivery and administration of medical services; (b) providing ancillary medical services in-house such as laboratory, diagnostic and pharmacy; (c) ownership of other ancillary services restricted for physicians under Stark Law, (e.g., Home Health and Durable Medical Equipment); (d) Management Service Organization (MSO) revenue from Palm Medical Network; and (e) other services provided to or received from subsidiaries.

Cost Minimization : We offer economies of scale by centralizing back office services, reducing practice management redundancy, managing of medical real estate assets, and amortizing shared services and other costs across a larger base.  Day-to-day services provided include compliance, management of equipment and real estate leases, staffing, billing, contract negotiation, bulk purchase of medical supplies, and accounting functions.  Cost minimization is further enhanced through efficiencies gained from the implementation of our licensed state-of-the-art PMS/EMR system, and associated proprietary tools.

Revenue Maximization : We improve physician incomes because they are able to see more patients more efficiently, provide a higher level of medical care , and through the capture of ancillary services.

Regional Diversification: We form Group Practice LLC’s regionally, generally by county.  LLC’s are organized around the matching of patient and provider demographics. This is an approach that syncs supply and demand between provider and patient and also provides risk abatement to our investors through portfolio diversification. It is believed that this interstate expansion strategy will further expand and diversify our business model.

Expanding Industry: We have targeted a growth industry.  Key existing population demographics in the U.S. – large aging population and increased longevity – tend to assure that health care will continue to expand for at least a generation. Management believes that this is true irrespective of government efforts to control cost through managed care, technology and revenue pressure on providers. It is many experts’ opinion that healthcare is one of the few industries, along with defense, food and energy that is essentially recession resistant.

Poised for Expansion:   We plan to continue to extend our service offering through the adoption of the ‘Medical Mall’ structure.  Medical Malls are centralized medical services locations in a mall format where we position multiple practices, including general practice physicians, specialists, and urgent care centers alongside ancillary service providers such as therapists, pharmacies, laboratories, and diagnostic centers.  This one-stop approach is expected to be attractive to the Company, physicians, and patients alike since concentration of medical services, ancillary services, and associated support makes health care delivery and receipt more efficient and less stressful.

Market

As our initial targeted geographic area of operation and growth, Florida has over 36,000 doctors serving a total population of over 18.1 million people. Miami Dade County’s population of 2.5 million people is currently served by more than 8,000 medical providers, 2,000 of whom are members of the Dade County Medical Association. The Broward County Medical Association unites 1,500 allopathic (conventional medicine) and osteopathic (musculoskeletal) physicians, who join a legion of over 4,000 providers serving a population of 1.8 million. The population of Palm Beach County is 1.3 million, which is served by over 3,000 doctors.

According to the U.S. Department of Labor, family practitioners in Florida make, on average, approximately $150,000 net income per year. Surgeons earn only slightly higher at approximately $165,000 per year. Specialists such as obstetricians/gynecologists earn approximately $180,000. The salary ranges in the tri-county region average about 25% higher than these numbers and in the Orlando area they are closer to the averages.  According to the MGMA (Medical Group Management Association), the average primary care physician grosses about $460,000 in annual billings in the South Florida market.  The population references have been obtained from the United States Census Bureau ( http://2010.census.gov/2010census/ ) and the medical provider references have been obtained from the Florida Medical Group Management Association (FMGMA) (http://www.flmgma.com/)

Financial

For year-end 2010, we realized net revenues of $9,795,797 and net income of $1,165,985.  The 2010 revenues and net income were a significant increase from 2009, when we realized revenues of $8,441,652 and a net loss of $67,550. Since inception, we have been funded exclusively by private investors.  These investors have contributed in excess of $3,000,000 to date which funded the acquisition of Palm, physician practice acquisitions, EMR/PMS development, and working capital.

Competition

The healthcare services industry tends to be fragmented and dynamic, consisting of specialized and ancillary services firms that operate mainly on a regional basis such as generalist management companies, information systems vending firms that offer services ranging from simple EMR/PMS packages to complex billing and management systems, Health Maintenance Organizations, and Managed Service Organizations.   Due to the healthcare services market having a strong regional bias, many competitors in one location may not be operating in other areas. Management believes that the fragmented competition allows the Company the opportunity to expand into new markets rapidly via targeted acquisitions.

The industry in which Hygea operates has no institutional provider organizations.  The Hygea integrated practice model combines three distinct business verticals.  The first business vertical is the Medicare Advantage designated clinic system that only accepts Medicare Advantage patients with significant presence maintained by Leon Medical Centers (Miami Dade County), MCCI (Florida statewide), Pasteur Medical Centers (Miami Date County) and Southeastern Integrated Medical (SiMed) Centers (Ocala and Jacksonville)  The second business vertical is the commercial market and fee-for-service Medicare which is best represented in Florida by Cleveland Clinic (Florida statewide), Mayo Clinic (Florida statewide) and Southeastern Integrated Medical (north Florida).  The third business vertical is comprised of small group practices that will take a combination of both fee-for-service and Medicare Advantage patients; these practices are usually not large enough to sustain all the components of the Hygea integrated model.   Hygea combines all of the business verticals and sees itself as payor neutral accepting clients irrespective of whether they are commercial, cash or Medicare Advantage/Medicare fee-for-service.  We do not believe ancillary service firms are not in competition with Hygea as they do not drive or attract patients but are more of recipient of referrals from these three business verticals.  In the State of Florida, the northern part of the state is driven by a fee-for-service practice model while the southern part of the state, has a much higher incident of managed care delivery model.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding the Company’s executive officers and directors.

Name	Age	Position
Daniel T. McGowan	63	Chairman of the Board of Directors
Manuel E. Iglesias	57	Chief Executive Officer, President and Director
Edward (Ted) Moffly	57	Director
Martha Castillo	37	Chief Operating Officer and Director
Frank Kelly Jr.	64	Director
Dr. Carl Rosencrantz	59	Director
Francisco H. Reccio	66	Director
Glenn Marrichi	60	Director
Lacy Loar	58	Compliance Officer and Director
Frank B. Olsen	64	Senior Vice-President of Operations

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Daniel T. McGowan – Chairman, Board of Director . Since 2010, Daniel McGowan has served as chairman and a director of the Company.  Entering his 41 st year of leadership in health and human services delivery, Mr. McGowan has been responsible for the transformation of a variety of key organizations, including the dramatic transformation of HIP Health Plans of New York from a troubled company to one of the nation’s leading health care companies. Under his stewardship as President, HIP grew from less than $1.0 billion in annual revenue to over $5.0 billion and acquired Connecticare, Vytra and Perfect Health plans in a ten year period, while paying off $400,000 in debt and moving from the 49 th   to the 440 th percentile of the organization’s reserve requirement. When HIP and GHI merged in 2006, he was named the first President of Emblem Health Services Corp., LLC with annual revenues of $8.0 billion  serving 1,600,000 members in New York. Today, he does private consulting and chairs a number of critically-important boards in health care, development and education, including the National Medical Fellowships, the New York Primary Care Development Corporation and the New York Chapter of the Arthritis Foundation.  Prior to his work for HIP and EmblemHealth, he led the development of Catholic Charities for the Long Island Diocese into the largest health and human services agency on Long Island by expanding its programs and quadrupling its resources. He served as vice president for Planning and Program Development at Long Island Jewish Medical Center and as executive director of both the Long Island and New York City Health Systems agencies. He was elected president of the New York State Association of Health Planning Agencies and chair of the American Health Plan Association.  Mr. McGowan was a key leader for several Midwest health planning agencies, including the Bureau of Planning Coordination for the State of Wisconsin when it was ranked as the top such agency in the country by the Department of Health and Human Services. He has lectured and written extensively on health-system and hospital planning, development and regulation, holding faculty positions at several major universities. Mr. McGowan graduated from Marquette University with a Bachelor of Arts in Psychology and received a Master of Science from Northern Illinois University in Administration of Health and Mental Health Services.  Mr. McGowan served as President of Emblem Health, Inc. from 2007 to 2008 and served as President and Chief Operating Officer of Health Insurance Plan (HIP) of New York from 1997 to 2008.   He has been consulting and acting on many private and public boards since 2008.

Manuel E. Iglesias   – President/Chief Executive Officer, Director. Since 2007, Manuel Iglesias has served as an officer and director of the Company. He brings extensive legal business and political experience including regulatory matters having represented clients before federal and state agencies primarily in the securities and financial regulatory areas. Mr. Iglesias focuses his work on health care related business transactions, contracts and asset protection. He has been a member of Health Law and Corporate Practices with law firms in the State of Florida. Mr. Iglesias has devoted a major part of his life in the business development and venture capital arena, structuring and raising capital for small and midsized businesses. He is a member of The Florida Bar and The Illinois Bar. Mr. Iglesias is a graduate of the University of Chicago School of Law, and he earned a Master’s in Business Administration from the University of Chicago School of Business and a Bachelor’s in Foreign Service from Georgetown University. Mr. Iglesias has also studied in Switzerland, Germany and Austria.  Prior to 2007, Mr. Iglesias was of counsel to the law firms of Becker Polikoff (2004 through 2006) and Ruden McClosky (2006 through 2009).

Edward (Ted) Moffly   – Director. Since 2007 Edward Moffly has served as an officer and director of the Company. Ted was the former CFO of IP Gear (Pink Sheets QMXI), an enterprise VoIP company. As CFO, Mr. Moffly engineered the acquisition of Quasar/BOS, an Israeli VoIP gateway company, brought the company public via a downstream merger, and structured contracts with companies such as Siemens and Excel. Before IP Gear, Mr. Moffly was founding partner and CEO of Spin Networks, a security software company based out of Toronto, Canada and Belo Horizonte, Brazil. Mr. Moffly was also the CEO of Synergyx, an IP integration company. The company designed, built and managed IP networks in over 50 countries. Mr. Moffly has extensive experience managing sophisticated construction projects including hydroelectric, medical technology and automated production facilities. Mr. Moffly sits on the board of directors for Socratic Solutions, a supplemental education company and has served as the company’s interim CFO. He is on the board of directors for Denarii Systems, an international mobile payment solutions company. Mr. Moffly did his undergraduate work at Columbia University and has an MBA in Finance from the University of Chicago.  Mr. Moffly is currently Chief Financial Officer of Denari, a position he has held since 2006.  Mr. Moffly has been Chief Financial Officer of Hygea at various times from 2007 through 2010.

Martha Castillo   – Chief Operating Officer, Director.   Ms. Castillo oversees health care provider relations, doctor credentialing, marketing and daily operational activities for Hygea.  Prior to joining Hygea in 2007, Ms. Castillo worked for approximately eight years both as an independent agent representing clients such as AFLAC, AIG, ING, and Nationwide Life and as a marketing coordinator at Mercy Health in Miami, Florida.  Ms. Castillo brings a background in accounting to her position, having served for four years as an accountant at DuFry America. Ms. Castillo has a degree in accounting from University of Central Texas and a degree in business administration from Saint Peters College, New Jersey.

Frank Kelly, Jr. – Director . Frank Kelly became Director and Chairman of the Board in 2007. Mr. Kelly is the President and CEO of MFK Global, Inc. since 1999, a diversified management and strategic marketing consulting company, where he manages and implements global projects ranging from management reorganization to innovative product introductions. Prior to MFK Global, Mr. Kelly worked 24 years with The Coca-Cola Company, holding various executive positions with both US and global responsibilities including Japan.  Mr. Kelly attended Harvard University Business School MBA program and holds a B.S. in Accounting and Finance from Bentley University.

Dr. Carl Rosencrantz   – Director of Hygea, Chairman of the Board of Directors of Palm Medical Network .   Dr. Carl Rosencrantz is a practicing radiologist in, and chairman of, the West Boca Medical Center Department of Imaging. In that capacity he is also the Medical Director of Imaging for Delray Community Hospital. Prior to forming West Boca. Dr. Rosencrantz was a staff radiologist at the Pompano Beach Medical Center. He is a member of the Tenet Radiology Advisory board. Through his relationship with Tenet Dr. Rosencrantz was a founding member of the Palm Medical Group, and has served on its executive committee in various capacities since 1989.  He began his career as an OBGYN resident at Mount Sinai and after completing his OB residency, he continued at Mount Sinai as a resident in radiology. He later became a staff radiologist at West Boca Medical Center where he rose to Chief of Staff. Dr. Rosencrantz has a BA from Amherst College and an MD from the University of Miami.  Dr. Rosencrantz’ principal occupation of the last five years has been serving in the capacity as Chairman and Medical Director of West Boca Medical Center Department of Imaging.

Francisco H. Recio - Director , Mr. Recio has over thirty years of international experience in finance, accounting, management and technology. He began his career at Deloitte, Haskins & Sells in the Management Consulting Practice and rose to Senior Manager. Mr. Recio left Deloitte for KPMG, joining as a Senior Manager in the Management Consulting Department and became a partner one year later. He was Partner in Charge of Florida Consulting and Latin America Consulting, was the Chairman of the Worldwide Operations Management Practice Committee. Mr. Recio then Oracle Corporation as Group Vice President of Latin America Services with responsibility for over 1,000 professionals as direct reports.  During his stewardship, Oracle revenues in Latin America Services increased tenfold. Mr. Recio left Oracle to found and become chairman of Avisena, Inc., a healthcare practice management technology company.  Mr. Recio is a member of the Board of Directors of Palmetto General Hospital, the largest Tenet hospital in Florida; sits on various advisory boards including the Lally School of Management and Technology and at his alma mater Rensselaer Polytechnic Institute (“RPI”); served as a member of the Board of Directors of the Cedars Medical Center Foundation (largest HCA hospital in Florida); and is a former member of the Board of Directors of the Health Foundation of South Florida. Mr. Recio has a bachelor’s degree in Engineering and an MS in Management from RPI.

Glenn Marrichi – Chief Strategic Officer, Director. Since 2010, Glenn Marrichi has served as an officer and director of the company.  He brings extensive strategic and brand-marketing experience in the healthcare category.  As an executive at major international advertising agencies in Chicago, New York, Los Angeles and Detroit, Mr. Marrichi has engaged in brand-building and strategic marketing on behalf of these well-known brands --- Johnson & Johnson, Celebrex, Baxter International, Ciba Vision, The Arthritis Foundation and McNeil Consumer Products. A national speaker on the subject of brand value innovation, he’s a winner of the industry’s prestigious awards including the American Marketing Association’s Gold EFFIE for advertising & marketing effectiveness. In addition, he has served on the national board of both the Arthritis Foundation and Community Health Charities, the leading workplace-based charity devoted to health causes that include the American Cancer Society, American Diabetes Association and the American Heart Association.  Mr. Marrichi’s principal occupation for the last five years has been President and Chief Executive Officer of The Marketing Identity Partnership, Inc.

Lacy Loar – Compliance Officer, Director.   Since 2007 Lacy Loar has served as an officer and director of the Company. As a corporate generalist, she brings a background in contract negotiations, mergers and acquisitions, litigation, and public company issues. From 1998 until 2007, she has served as a key advisor to senior executives at the private companies, American Access, Inc. and Ibid America, Inc., in which she assisted in taking it public through a reverse merger. A former newspaper reporter and editor from 1990 until 1998,Ms. Loar has used her writing skills to draft private placement memoranda, merger agreements, as well as registration statements as prescribed by the Securities and Exchange Commission. She has drafted corporate governance codes to comply with the Sarbanes-Oxley Act of 2002 and press releases to comply with Fair Disclosure laws. Ms. Loar was also an affiliate of the former Law Offices of Manuel Iglesias, P.A., Miami, Florida, a boutique law firm specializing in corporate and securities law. She has collaborated to provide pro bono legal services to select indigent clients, concerning matters as diverse as Family Law (child custody and domestic violence), Property, and Civil Litigation. Ms. Loar earned a Bachelor’s Degree from Eckerd College and Southern California University for Professional Studies, and a law degree as a toptier graduate of Southern California University, College of Law.

Dr. Francis B. Olsen - Senior Vice- President for Operations .  Dr. Olsen has spent over thirty years in various positions in the healthcare arena: clinical practice, residency education, hospital outpatient department administration and finally senior executive of an $8 billion health insurer. Dr. Olsen served as a Senior Vice President for Emblem Health NY from July 1997 to November 2008. From November 2008 to present, Dr. Olsen has served as The Managing Partner for Ask 4 Risk Services, LLC. As a result of this career path he has developed interest and expertise in process analysis and re-engineering, healthcare finance and coordination of payments in a very complex reimbursement environment. He spent over 11 years in managed care as senior executive responsible for regulatory compliance, as well as operational and financial performance of all government sponsored products (Medicare, Medicaid. Child and Family Health Plus and Workers Compensation). Dr. Olsen has occupied VP and SVP slots for Product Management at HIP Health Plan of New York which merged with GHI to become Emblem Health. At various times during this period he was given responsibility  for enrollment, customer service, direct marketing and the government products sales force.  Dr. Olsen serves as a director on the boards of Care for the Homeless and the State University of New York at Stony Brook School of Dental Medicine Alumni Association. Previously, he held directorships of Vytra Health Plan, the Perfect Health Insurance Company and Health Watch Systems.

Our directors are elected for a term of one year and until their successors are elected and qualified.

There is no family relationship among any of our officers or directors.

Committees

Our business, property and affairs are managed by or under the direction of the Board of Directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.  As of the date hereof, we intend to form an audit, compensation and nomination/corporate governance committee.  Upon appointing independent directors and adopting the appropriate charters, we will appoint form such committees.

Code of Ethics

We intend to adopt code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

Section 16(a) Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended December 31, 2011.

  Executive Compensation
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	(5) Stock Awards ($)	(6) Stock Options ($)	Non-equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Martha Castillo	2011 2010	$ $	80,000 80,000	-- --	-- --	-- --	-- --	-- --	-- --	$ $	80,000 80,000

Manuel E. Iglesias	2011 2010	$ $	100,000 -0-	-- --	-- --	-- --	-- --	-- --	-- --	$ $	100,000 -0-

Except as set forth above, no other executive officer has received compensation from the company for the above years.

The Company has entered into material employment contracts with six of its executive officers, five of which are noted on the Board of Directors., as follows:

Name	Position	Contract Term Ending	Compensation

Manuel Iglesias	President and Chief Executive Officer	September 2014	$240,000	(a)
Martha Castillo	Chief Operating Officer	September 2014	$95,000	(b)
Lacy Loar	Compliance Officer	September 2014	$75,000	(a)
Edward Moffly	Director (past Chief Financial Officer)	September 2014	$24,000

(a) 2010 and 2011 (up through February 2011) has not been paid and will be addressed at end of contract term.
(b) Base compensation increases to $115,000 (2012), $135,000 (2013) and $165,000 (2014)

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2011, we did not have any equity awards outstanding.

DIRECTOR COMPENSATION

Our directors have not received compensation for rendering services as directors since inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 30, 2012 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (3)
Manuel R. and Olga Iglesias Trust	55,032,444	37.04%
Daniel T. McGowan (2)	1,531,670	1.03%
Manuel E. Iglesias (2)	969,260	*
Edward (Ted) Moffly (2)	31,500,959	21.20%
Martha Castillo (2)	1,076,956	*
Frank Kelly Jr. (2)	5,995,054	4.04%
Dr. Carl Rosencrantz (2)	855,582	*
Francisco H. Reccio (2)	1,076,956	*
Glenn Marrichi (2)	1,292,347	*
Frank B. Olsen (2)	-0-	--
Lacy Loar (2)	1,615,434	1.09%
All officers and directors as a group (9 people)	45,914,218	30.96%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Hygea Holdings Corp., 9100 South Dadeland Blvd., Suite 1500, Miami, Florida 33156.

(2)	Executive officer and/or director of the Company.

(3)
Applicable percentage ownership is based on 148,295,243 shares of common stock outstanding as of January 30, 2012 , together with securities exercisable or convertible into shares of common stock within 60 days of January 30, 2012 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of January 30, 2012 , are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.  As of January 30, 2012 , there are 148,295,243  shares of the Company’s common stock issued and outstanding that are held by approximately 115 stockholders of record and no shares of preferred stock issued and outstanding .

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

The Board of Directors may later determine to issue our preferred stock.  If issued, the preferred stock may be created and issued in one or more series and with such designations, rights, preferences and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock.  If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stockholders would have preferential rights to receive a liquidating distribution for their shares prior to any distribution to common shareholders. Although we have no present intent to do so, we could issue shares of preferred stock with such terms and privileges that a third party acquisition of our company could be difficult or impossible, thus entrenching our existing management in control of our company indefinitely.

EXPERTS

Our consolidated financial statements at December 31, 2010 and 2009 and for the years then ended have been audited by Kabani & Company, Inc. and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL  MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Fleming PLLC, 49 Front Street, Suite #206, Rockville Centre, New York 11570.  Stephen M. Fleming, the managing member is a shareholder of our company and purchased 1,800,000 shares of common stock for $333.33.

HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits) under the Securities Act with respect to the shares to be sold in this Offering.  This Prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC.  For further information with respect to our Company and the Shares offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.   We are not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  As a result of the offering of the Shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, we will file quarterly and annual reports and other information with the SEC and send a copy of our annual report together with audited consolidated financial statements to each of our shareholders.  The Registration Statement, such reports and other information may be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N. E., Washington, D. C.  20549.  Copies of such materials, including copies of all or any portion of the Registration Statement, may be obtained from the Public Reference Room of the SEC at prescribed rates.  You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.  Such materials may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

HYGEA HOLDINGS CORP. AND SUBSIDIARIES
 (Formerly Piper Acquisition II, Inc.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Hygea Holdings Corp.

We have audited the accompanying consolidated balance sheets of Hygea Holdings Corp. and its subsidiaries formerly Piper Acquisition II, Inc. (collectively, the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hygea Holdings Corp. at December 31, 2010 and 2009, and the consolidated results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note R, the Company has restated financial statements for the year-ended December 31, 2010.

/s/ Kabani & Company
KABANI & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, CA
January 5, 2012

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Consolidated Balance Sheets
as of December 31, 2010 and 2009

	2010 (as restated)	2009 (as restated)
Assets
Current assets
Cash and cash equivalents	$226,931	$25
Accounts receivable	2,245,887	66,717
Due from related parties	-	225,592
Deferred taxes - current	78,271	-
Total current assets	2,551,089	292,334

Property and equipment, net	240,227	209,159

Investment	342,368	342,368
Other assets	4,200	67,500
Intangible assets, net	1,458,470	1,394,351
Goodwill	1,139,900	430,000
Total assets	$5,736,254	$2,735,712

Liabilities and equity

Current liabilities
Accounts payable and accrued liabilities	$411,002	$427,312
Line of credit - bank	100,000	100,000
Loans payable - current portion	665,068	-
Loans due to stockholders and related parties	293,189	336,609
Deferred revenue – current portion	100,000	100,000
Total current liabilities	1,569,259	963,921

Loans payable	765,950	-
Deferred revenue	100,000	200,000
Total liabilities	2,435,209	1,163,921

Commitments and contingencies

Equity
Preferred stock - 10,000,000 shares of $.0001 par
value, no shares issued and outstanding	-	-
Common stock - 250,000,000 shares of $.0001 par value,
148,295,243 and 101,949,916 shares issued and
outstanding, respectively	14,830	10,195
Additional paid-in capital	1,711,579	977,305
Subscription receivable	(305,000)	-
Non-controlling interest	2,082,660	1,953,300
Accumulated deficit	(203,024)	(1,369,009)
Total equity	3,301,045	1,571,791
Total liabilities and equity	$5,736,254	$2,735,712

See accompanying notes

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Consolidated Statements of Operations
for the years-ended December 31, 2010 and 2009

	2010 (as restated)	2009 (as restated)
Medical revenues
Fixed fee arrangements	$8,573,284	$6,042,415
Fee for service arrangements	784,930	2,215,399
Total medical revenues	9,358,214	8,257,814

License Fees and non-medical revenues	437,583	183,838

Total revenues	9,795,797	8,441,652

Healthcare expenses
Physician and other provider expenses	6,855,434	5,618,683

Gross margin	2,940,363	2,822,969

Administrative and other operating expenses
Salaries and benefits	192,466	1,534,077
General and administrative	680,191	924,778
Professional fees	824,292	340,314
Total administrative and other operating expenses	1,696,949	2,799,169

Net operating income	1,243,414	23,800

Other income (expenses)
Other income	-	100,824
Other expenses	(5,400)	-
Gain on acquisition	76,219	-
Interest expense	(36,849)	(187,014)
Total other income (expenses)	33,970	(86,190)

Net income (loss) before income taxes and non-controlling interest	1,277,384	(62,390)

Income tax benefit	17,961	-

Income attributable to non-controlling interest	(129,360)	(5,160)

Net income (loss)	$1,165,985	$(67,550)

Earnings Per Share:
Basic & Diluted	$0.01	$-

Weighted Average Shares Outstanding
Basic & Diluted	125,122,579	94,442,104

See accompanying notes

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Consolidated Statements of Equity
as of December 31, 2010 and 2009

	Preferred stock		Common stock		Additional Paid-in	Subscription	Non-controlling	Accumulated	Total
	Shares	Amount	Shares	Amount	capital	Receivable	interest	deficit	equity
Balance, January 1, 2009 (as restated)	-	$-	86,934,291	$8,693	$543,807	$-	$1,948,140	$(1,301,459)	$1,199,181

Issuance of of common stock for cash	-	-	14,119,520	1,412	298,588	-	-	-	300,000

Issuance of 87,830,396 shares of common stock for entity under common control	-	-	87,830,396	8,783	678,628	-	-	-	687,411

Exchange of 86,934,291, shares of common stock for entity under common control	-	-	(86,934,291)	(8,693)	(543,718)	-	-	-	(552,411)

Net income (loss)	-	-	-	-	-	-	5,160	(67,550)	(62,390)

Balance, December 31, 2009 (as restated)	-	-	101,949,916	10,195	977,305	-	1,953,300	(1,369,009)	1,571,791

Issuance of of common stock for cash	-	-	4,706,506	471	99,529	-	-	-	100,000

Issuance of of common stock for acquisition of subsidiary			1,354,577	135	123,646	-	-	-	123,781

Issuance of of common stock for cash	-	-	27,508,340	2,751	511,099	(305,000)	-	-	208,850

Recapitalization due to reserve merger	-	-	12,775,904	1,278	-	-	-	-	1,278

Net income	-	-	-	-	-	-	129,360	1,165,985	1,295,345

Balance, December 31, 2010 (as restated)	-	$-	148,295,243	$14,830	$1,711,579	$(305,000)	$2,082,660	$(203,024)	$3,301,045

See accompanying notes

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Consolidated Statements of Cash Flows
for the years-ended December 31, 2010 and 2009

	2010 (as restated)	2009 (as restated)
Cash flows from operating activities:
Net income (loss)	$1,165,985	$(67,550)
Non-controlling interest	129,360	5,160
Adjustments for operating activities:
Depreciation	55,367	22,783
Amortization	101,625	101,625
Gain on acquisition	(76,219)	-
Accounts receivable	(1,994,808)	(99,180)
Deferred taxes	(78,271)	-
Other assets	67,500	(67,500)
Accounts payable and accrued liabilities	(56,297)	(250,212)
Deferred revenue	(100,000)	300,000
Net cash used in operating activities	(785,758)	143,486

Cash flows from investing activities:
Capital expenditures	(71,918)	(82,260)
Acquisitions, net of cash acquired	47,179	(342,368)
Net cash used in investing activities:	(24,739)	(424,628)

Cash flows from financing activities:
Borrowings on line of credit	-	100,000
Repayments on line of credit	-	(9,440)
Due from related parties	225,592	(225,592)
Proceeds from issuance of loans payable	570,381
Repayment of loans to stockholders and related parties	(67,420)	(31,238)
Proceeds from issuance of common stock	308,850	435,000
Net cash provided by financing activities	1,037,403	268,730

Net increase (decrease) in cash and cash equivalents	226,906	(12,412)

Cash and cash equivalents, beginning of period	25	12,437
Cash and cash equivalents, end of period	$226,931	$25

Supplemental Cash Flows Information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities
Subscription receivable	$305,000	$-

See accompanying notes

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

A.	Description of Business

Business Activity and Operations

Hygea Holdings Corp. formerly Piper Acquisition II, Inc. (“the Company” or “Holdings”) is a Nevada corporation formed on August 26, 2008, as Piper Acquisition II, Inc.  The Company changed its name to “Hygea Holdings Corp.” on May 16, 2011.

Effective December 31, 2010, the Company acquired 99.9% of the outstanding common shares of Hygea Health Holdings, Inc., a Florida corporation (“Hygea Health”), in exchange for the issuance of 135,519,336 shares of the Company’s common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health’s securities for our net monetary assets, accompanied by a recapitalization.  Hygea Health is the surviving and continuing entity and the historical financials following the reverse acquisition transaction are those of Hygea Health.  Hygea Health’s historical equity has been retroactively restated to reflect the reverse acquisition as if it had occurred on January 1, 2009.

As a result of the acquisition, the Company is the sole shareholder of Hygea Health.  Hygea Health has two principal areas of operations. The first is a network of multidisciplinary integrated medical group practices (“Integrated Group”) with a primary care physician (“PCP”) focus.  The Integrated Group owns a series of subsidiaries that provide industry related services and which support the integrated group practice business model.  Hygea Health owns Palm Medical Network LLC (“Palm Medical Network”), an independent physician network.   Under Palm Medical Network, the Company has a series of medical service organizations (“MSOs”) that have entered “at risk” contracts with Medicare Advantage Health Maintenance Organizations (“HMOs”) throughout Florida.

Principles of Consolidation and Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

B.	Significant Accounting Policies

Use of Estimates

These consolidated financial statements include certain amounts based on the Company’s best estimates and judgments. The Company’s most significant estimates relate to accounts receivable and revenues, goodwill and other intangible assets, income taxes, and contingent liabilities. These estimates require the application of complex assumptions and judgments, often because they involve matters that are inherently uncertain and will likely change in subsequent periods. The impact of any changes in estimates is included in earnings in the period in which the estimate is adjusted.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Revenues

The Company provides coordination and facilitation of medical services; transaction processing; customer, consumer and care professional services; and access to contracted networks of physicians, hospitals and other health care professionals under both risk-based and fee-based (non-risk) customer arrangements. Revenues derived from risk-based health insurance arrangements in which the premium is typically at a fixed rate per individual served for a one-year period, and where the Company assumes the economic risk of funding its customers’ health care and related administrative costs   are presented as fixed fee arrangements in the consolidated statements of operations. Revenues derived from fee-based customer arrangements are presented as fee for service arrangements in the consolidated statements of operations. The Company recognizes medical revenues on the accrual basis in the period in which eligible individuals are entitled to receive health care benefits.

Centers for Medicare and Medicaid Services (CMS) deploy a risk adjustment model that apportions premiums paid to all health plans according to health severity and certain demographic factors. The CMS risk adjustment model pays more for members whose medical history indicates they have certain medical conditions. Under this risk adjustment methodology, CMS calculates the risk adjusted premium payment using diagnosis data from hospital inpatient, hospital outpatient and physician treatment settings. The Company and health care providers collect, capture, and submit the necessary and available diagnosis data to CMS within prescribed deadlines. The Company estimates risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. Risk adjustment data for certain of the Company’s plans is subject to audit by regulators.

Payments under both the Company’s risk contracts and non-risk contracts (for both Medicare Advantage program as well as Medicaid) are subject to revision based upon premium adjustments, historical patient enrollment data and final settlements.  Such revision and final payments are settled over a period ranging from 18 to 24 months after the contractual period.  During 2010, the Company realized a shortfall of $118,402 in its estimated premiums accrued as a result of a billing error to CMS that was not identified prior to the deadline for correction.  The Company has restated its 2009 and 2010 results to account for this error .  Preliminary data provided in fiscal year 2011, with respect to the Company’s 2010 activity does not indicate a material variance to expected, and accrued, results.  However, these amounts will not be fully resolved until fiscal year 2012. Should there be variances to amounts reported, each 1% adjustment to our estimated recoverable amounts will increase or decrease our revenue by $25,000.

Non-medical revenues consist primarily of license fees and consulting fees. License fees consist of a license granting the use of the Hygea name and business model to the licensee. Currently, the Company has granted the use of only one license, the revenue for which was recognized in full upon the date that the use of the license was granted, in accordance with our accounting policy, as found below.

For license fees where the Company is not obligated to provide future services, nor is there an intent or expectation that any future services will be requested by the licensee, the revenue is recognized in full on the date that the use of the license is granted, which is typically the date of the signing of the agreement. For license fees where the Company is obligated to perform future services, or there is the intent or expectation that future services will be requested by the licensee, revenue is recognized over the period to which the earnings process closely relates with consideration of the license contract and the timing of expected future services.

Consulting fees are earned over the period in which the Company provides the related services. In some cases, such services are based on an hourly rate and in others on a fixed fee arrangement, whereby the Company recognizes consulting revenue as it meets the terms of the underlying contract.

Health Maintenance Organization Contracts

The Company’s Health Maintenance Organization (“HMO”) contracts have various expiration dates ranging from one to three years with automatic renewal terms. Upon negotiation of any of the HMO contracts, the expiration dates may be extended beyond the automatic renewal terms.

When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated captivated revenue on those contracts, the Company recognizes losses on its prepaid health care services with HMOs.

The Company has acquired reinsurance on catastrophic costs to limit the exposure on patient losses. The Company has the right to terminate unprofitable physicians and close unprofitable centers under its managed care contracts.

Medical Service Expense

The Company contracts with or employs various health care providers to provide medical services to its patients. Primary care physicians are compensated on either a salary or capitation basis. For patients enrolled under full risk managed care contracts, the cost of specialty services are paid on either a fee for service, per diem, or capitation basis.

The cost of health care services provided or contracted for under full risk managed care contracts are accrued in the period in which services are provided.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Reinsurance (Stop-Loss Insurance)

Reinsurance premiums are reported as a health care cost and are included in physician and other provider expenses in the consolidated statements of operations. Reinsurance recoveries are reported as a reduction of physician and other provide expenses in the consolidated statement of operations.

Reinsurance coverage is purchased from CarePlus under our administrative service contract with this provider to cover catastrophic claims or to limit aggregate annual costs. Accordingly, we have recorded premiums and benefit expenses related to these stop loss insurance contracts as expenses and revenues received from the provider as patient fees in the statement of operations.  Management is of the opinion that the inclusion of stop loss insurance as revenues provided a better presentation in light of the existing reporting model of revenues under the At-Risk Administrative Service Contracts with HMO’s.

The nature of our reinsurance or stop loss is to limit the benefits paid under one patient to $30,000 per year. Physicians under capitation arrangements typically have stop loss coverage so that a physician’s financial risk for any single member is limited to a maximum amount on an annual basis. We monitor the financial performance and solvency of our capitated providers. However, we remain financially responsible for health care services to our members in the event our providers fail to provide such services.

Recoveries that are recognized in the statements of operations approximate $404,254 for the year ended December 31, 2010.  There was no such recovery recognized in the year ended December 31, 2009.  There is no recoverable amount recognized in the Company’s balance sheets from an accrual of recoveries under stop loss policies at either December 31, 2010 or December 31, 2009.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers as cash equivalents all time deposits and highly liquid investments with a maturity of three months or less, when purchased.

Accounts Receivable

The Company’s accounts receivable are derived primarily from its risk-based health insurance arrangements (fixed fee arrangements) in which the premium is typically at a fixed rate per individual served for a one-year period.  The Company estimates risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. The reimbursement timing can span from 18 to 24 months which is attributable to the customary (and industry standard) timetable in Medicare reimbursement for pass through from HMO risk contractors.  However, given the Company’s historical reimbursement activity, the Company does not believe it to have a material risk of collection of any of these amounts and therefore has not recorded a reserve for such risk.  The Company’s accounts receivable also include reimbursements amount due from health insurance companies for services performed for insured patients under our fee for service program.  These amounts are set by contract and the Company does not believe there to be a material risk of uncollectibility of these amounts due to its historical collection experience and financial strength of its counterparties.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the underlying assets’ useful lives or the term of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, certificates of deposit, amount due from HMOs and accounts payable. The carrying amount of cash and cash equivalents, certificates of deposit, amounts due from HMOs, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments.

Goodwill

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. To determine whether goodwill is impaired, the Company performs a two-step impairment test. In the first step of the test, the fair values of the reporting units are compared to their aggregate carrying values, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, the Company would proceed to step two of the test. In step two of the test, the implied fair value of the goodwill of the reporting unit is determined by a hypothetical allocation of the fair value calculated in step one to all of the assets and liabilities of that reporting unit (including any recognized and unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was reflective of the price paid to acquire the reporting unit. The implied fair value of goodwill is the excess, if any, of the calculated fair value after hypothetical allocation to the reporting unit’s assets and liabilities. If the implied fair value of the goodwill is greater than the carrying amount of the goodwill at the analysis date, goodwill is not impaired and the analysis is complete. If the implied fair value of the goodwill is less than the carrying value of goodwill at the analysis date, goodwill is deemed impaired by the amount of that variance.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

The Company calculates the estimated fair value of our reporting units using discounted cash flows. To determine fair values the Company must make assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of free cash flow (includes significant assumptions about operations, capital requirements and income taxes), long-term growth rates for determining terminal value, and discount rates. Where available and appropriate, comparative market multiples are used to corroborate the results of our discounted cash flow test.

The Company completed its annual assessment of goodwill as of January 2011 and determined that no impairment existed as of December 31, 2010 or 2009. Although the Company believes that the financial projections used are reasonable and appropriate for all of its reporting units, there is uncertainty inherent in those projections. That uncertainty is increased by potential health care reforms, as any passed legislation may significantly change the forecasts and long-term growth rate assumptions for some or all of its reporting units.

Intangible Assets

Finite lived intangible assets are acquired in a business combination and are assets that represent future expected benefits but lack physical substance. Intangible assets are amortized over their expected useful lives and are subject to impairment tests when events or circumstances indicate that a finite lived intangible assets (or asset group’s) carrying value may exceed its estimated fair value. If the carrying value exceeds its estimated fair value, impairment would be recorded.

The Company calculates the estimated fair value of finite lived intangible assets using undiscounted cash flows that are expected to result from the use of the intangible asset or group of assets. The Company considers many factors, including estimated future utility to estimate cash flows.

Non-Controlling Interest

Non-controlling interests relate to the third party ownership in a consolidated entity in which the Company has a controlling interest. For financial reporting purposes, the entity’s assets, liabilities, and operations are consolidated with those of the Company, and the non-controlling interest in the entity is included in the Company’s consolidated financial statements within the equity section of the balance sheet.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Earnings per Common Share

The calculation of earnings per common share is based on the weighted-average number of our common shares outstanding during the applicable period.  The calculation for diluted earnings per common share recognizes the effect of all potential dilutive securities that were outstanding during the respective periods, unless their impact would be antidilutive.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Recently Adopted Accounting Standards

In September 2011, the FASB issued amendments to the goodwill impairment guidance which provides an option for companies to use a qualitative approach to test goodwill for impairment if certain conditions are met. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 (early adoption is permitted). The implementation of amended accounting guidance is not expected to have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  ASU 2011-04 attempts to improve the comparability of fair value measurements disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS.  Amendments in ASU 2011-04 clarify the intent of the application of existing fair value measurement and disclosure requirements, as well as change certain measurement requirements and disclosures.  The amended guidance is effective for interim and annual periods beginning after December 15, 2011. As the impact of the guidance is primarily limited to enhanced disclosures, the Company does not believe that this will have a material impact on its consolidated financial statements.

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amendments provide an entity with an option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance is effective for fiscal years, and interim periods within those years beginning after December 15, 2011 and should be applied on a retrospective basis. As the amendments are limited to presentation only, the Company does not believe that this will have a material impact on its consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU 2010-06). This update amends the fair value guidance of the FASB Accounting Standards Codification (ASC) to require additional disclosures regarding (i) transfers in and out of Level 1 and Level 2 fair value measurements and (ii) activity in Level 3 fair value measurements. ASU 2010-06 also clarifies existing disclosure requirements regarding (i) the level of asset and liability disaggregation and (ii) fair value measurement inputs and valuation techniques. The new disclosures and clarifications of existing disclosures were effective for the Company’s fiscal year 2010, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which will be effective for the Company’s fiscal year 2011.

C.	Acquisitions

Hygea Health Reverse Acquisition

Effective December 31, 2010, the Company acquired 99.9% of the outstanding common shares of Hygea Health, in exchange for the issuance of 135,519,336 shares of common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health securities for the Company’s net monetary assets, accompanied by a recapitalization.  Accordingly, the transaction has been reflected as Hygea Health having issued a total of 12,775,904 shares of common stock to the Piper shareholders.

At the time of acquisition, the assets and liabilities contributed by Piper amounted to:

Cash and cash equivalents	$182,002
Accounts receivable	10,000
Note receivable from Holdings	570,381
Accrued interest on Holdings note	27,274
Goodwill	709,900
Convertible notes	(1,431,018)
Recapitalization due to reverse merger	(67,261)
$1,278

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Opa-Locka Pain Management Corporation

On May 1, 2010 Hygea of Miami Dade, LLC (HMD), a wholly owned subsidiary of the Company, entered into a contribution agreement with Opa-Locka Pain Management Corporation (“OPA”) a Florida corporation and an independent duly licensed medical doctor. In the transaction, the Company acquired a 100% interest in OPA’s common stock for $1 per share or $100, and simultaneously issued 1,354,577 shares of common stock as purchase consideration, and further entered into a four (4) year non-competition agreement with OPA and the independent medical doctor with applicable restrictive covenants.

At the time of acquisition the assets and liabilities contributed by OPA amounted to:

Cash and cash equivalents	$7,177
Accounts receivable	32,640
Property and equipment	14,517
Covenant not to compete	165,466
Deposits	4,200
Due to related parties	(24,000)
Net assets acquired	$200,000

The total purchase consideration was determined to be $123,781 based on the fair value of the common stock issued. The Company recorded a gain on acquisition of $76,219 related to this transaction for the year-ended December 31, 2010, as net assets acquired was approximately $200,000. The acquisition of Opa-Locka is in alignment with the Company’s strategic plans and contributes to the continued expansion into healthcare markets through membership and practice acquisitions.

Royal Palm Beach Medical Group

On March 1, 2010, the Company entered into an agreement, with two shareholders within the Company, to purchase 100% of the membership interest of Royal Palm Beach Medical Group, LLC, a Florida limited liability company. The acquisition price paid by the Company amounted to approximately $142,000, which equals the amount of cash paid and approximated the fair value of net assets acquired, which included primarily accounts receivable.

The acquisition of Royal Palm Beach Medical Group is in alignment with the Company’s strategic plans and contributes to the continued expansion into healthcare markets through membership and practice acquisitions

Unaudited Pro Forma Financial Information (Restated)

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and certain other companies that we acquired since the beginning of fiscal 2009 (which were collectively significant for purposes of unaudited pro forma financial information disclosure) as though the companies were combined as of the beginning of fiscal 2009. The pro forma financial information as presented below is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of fiscal 2009.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

The amounts of acquired entities revenue and net income included in the Company’s consolidated statements of operations for the year-ended December 31, 2010, and the revenue and net income (loss) of the combined entity had the date of acquisitions been January 1, 2010, or January 1, 2009, are as follows:

	Revenue	Net income (loss)
Actual 2010 from acquisition date through 12-31-2010	$779,424	$144,306
Supplemental pro forma from 1-1-2010 through 12-31-2010	$9,917,131	$1,228,723
Supplemental pro forma from 1-1-2009 through 12-31-2009	$8,571,285	$(289,633)

D.	Disposals

Hygea of Palm Beach, LLC

On February 1, 2010, Hygea Health Network, Inc. (HHN) as controlling shareholder of Hygea of Palm Beach, LLC. (HPB) sold 100% of the membership interest in HPB to two shareholders of the Company. Consideration received for the sale amounted to recovery of 100,000 shares of HHN and plaintiff participation in outstanding legal matters.  There was no gain or loss recognized with this sale as investment was immaterial.

Hygea Health Network, Inc.

On April 30, 2010, the Company sold 100% of the outstanding common stock of Hygea Health Network, Inc. (HHN) to an unrelated party for total consideration of $10. The amount of assets and liabilities sold was negligible as this transaction constitutes the sale of a non-operating entity.

E.	Stockholders' Equity (Restated)

The Company has 250,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value authorized.  As of December 31, 2010, the Company had 148,295,243 shares of common stock outstanding and no shares of preferred stock outstanding.  Hygea Health had 400,000 shares of preferred stock outstanding at the date of acquisition by the Company, which were converted into common stock concurrently with the acquisition by the Company

All share prices of issuance was arbitrarily determined as the Company was private and closely held by related parties.   There is no relationship between the offering/issuance price and our assets, book value, net worth, or any other economic or recognized criteria of value and these prices do not necessarily accurately reflect the actual value of the Securities or the price that may be realized upon disposition of the Securities.

During 2009, Hygea Health issued 300,000 shares of preferred stock for total consideration of $300,000.  As a result of the reverse acquisition entered into with the Company, these shares have been retroactively restated and reflected as common stock as of the date first issued.  The preferred stock to common stock conversion was agreed between the holder and issuer of the preferred stock instrument and are both related parties.

During 2009, the Company entered into a share exchange agreement with Hygea Health Network, whereby 87,830,396 shares of common stock were exchanged for the redemption and cancellation of 86,934,291 shares of Hygea Health Network, which constituted the total amount of shares outstanding at that time.   The difference of 895,105 common shares exchanged and $130,000 additional paid in capital assigned to this exchange related to 2009 share issuances.

During 2010, Hygea Health issued 100,000 shares of preferred stock for total consideration of $100,000. As a result of the reverse acquisition entered into with the Company, these shares have been retroactively restated and reflected as common stock as of the date first issued.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

During 2010, the Company issued 1,354,577 shares of common stock as purchase price consideration for the acquisition of Opa-Locka Pain Management Corporation. The fair value of the shares was determined to be $123,781 as of the date of purchase, based on an independent third-party purchase price valuation.

During 2010, the Company issued 27,508,342 shares of common stock for total consideration of $513,850.   As of December 31, 2010, the Company had recorded a balance due from shareholders of $305,000 related to this issuance, which has been recorded as a contra-equity balance within the consolidated statements of equity.

Effective December 31, 2010, the Company acquired 99.9% of the outstanding common shares of Hygea Health, in exchange for the issuance of 135,519,336 shares of common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health securities for the Company’s net monetary assets, accompanied by a recapitalization.  Accordingly, the transaction has been reflected as Hygea Health having issued a total of 12,775,904 shares of common stock to the Piper shareholders.

F.	Property and Equipment

Property and equipment consisted of the following:

	2010	2009
Medical equipment	$203,639	$204,304
Furniture and office equipment	86,722	222
Computers and software	46,397	46,397
	336,759	250,923
Less accumulated depreciation	(96,532)	(41,764)
	$240,227	$209,159

G.	Intangible Assets

Intangible assets consist of the following:
	2010	2009
Credentialed provider network	$1,502,000	$1,502,000
Trade name	124,000	124,000
Covenant not to compete	165,466	-
Total intangible assets	1,791,466	1,626,000
Less: Accumulated amortization	(332,996)	(231,649)
Intangible assets, net	$1,458,470	$1,394,351

Credentialed Provider Network

The Company recorded an intangible asset related to a credentialed provider network acquired in the Palm Medical Network, LLC (PMN) purchase transaction as previously noted. The asset is being amortized over its estimated useful life, approximately 16 years, as the Company does not expect to have material levels of turnover in its acquired provider base over this period. Amortization expense during the year ended December 31, 2010 and 2009, amortization was $93,875.

Trade Name

The Company recorded an asset related to a trade name acquired in the Palm Medical Network, LLC (PMN) purchase transaction as previously noted. The assets are being amortized over its estimated useful life, approximately 16 years. 2010 and 2009 amortization was nominal.

Covenant Not to Compete

The Company paid for a covenant not-to-compete to the previous chief medical officer of the acquired entity, Opa-Locka Pain Management Corp. (“OPA”) approximating $165,466. The value of the covenant is being amortized over 4 years, the effective life of the restrictive covenant. Amortization for the year-ended December 31, 2010 and 2009 was nominal.

Impairment

The Company's evaluation of intangible assets for the years 2010 and 2009 indicated no impairment.

H.	Goodwill

In September 2007, the Company organized Palm Medical Network, LLC (PMN) to acquire substantially all of the assets and business of Palm Medical Group, Inc., a Florida not-for-profit corporation. The purchase was accounted for by the purchase method, whereby the acquired assets assumed from the purchased corporation were recorded by the Company at their fair market value. The excess of the purchase price over the fair value of assets acquired in the transaction has been recorded as goodwill.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Effective December 31, 2010, the Company acquired all of the outstanding common shares of Hygea Health, in exchange for the issuance of 135,519,336 shares of common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health securities for the Company’s net monetary assets, accompanied by a recapitalization.  The excess of the purchase price over the fair value of assets acquired in the transaction has been recorded as goodwill.

The Company's evaluation of goodwill for the years 2010 and 2009 indicated no impairment.

I.	Non-Controlling Interest

In September 2007, the Company organized Palm Medical Network, LLC, ("PMN") a Florida limited liability company to acquire substantially all of the assets and operations of  Palm Medical Group, Inc., ("PMG") a Florida not-for-profit corporation. These assets and operations were contributed to PMN. Additionally, the Directors of PMG received common stock of the Company as consideration for the transaction. Palm Medical Group, Inc. is idled and all business activity of Palm Medical Group, Inc. is now done in Palm Medical Network, LLC. The acquisition was accounted for by the purchase method, whereby the acquired assets were recorded by the Company at their fair market value. Refer to Notes G & H.

J.	Investment

In 2008 the Company acquired 30% interest in an electronic medical records and practice software company for total consideration of $342,368. This investment is recognized using the cost method as the Company is unable to assert significant influence on the Company due to the fact that the remaining 70% ownership rests with one non-related entity.

K.	Deferred Revenue

In July 2009 PMN entered into a $300,000 deferred revenue agreement with CarePlus Health Plans, Inc. The deferred revenue is earned ratably over a three-year period by the Company if the network agreement remains in effect without termination continuously through June 30, 2012. The first $100,000 was earned on June 30, 2010 leaving a remaining balance of $200,000 outstanding from that facility as of December 31, 2010. The deferred revenue agreement is secured by CarePlus’ right to withhold any amounts due and payable under the network agreement currently in effect.

L.	Line of Credit, and Loan Payable

Western Communities Family Practice Associates, Inc. ("Western") had a facility for borrowing up to $100,000 bearing interest at prime that was canceled by the lender in March 2009. The balance was paid in early 2009.

During 2009 HHN entered into a line of credit agreement for borrowings up to $100,000 bearing interest at a rate of 3.09%. Interest on the outstanding principal balance is due monthly with principal due at maturity on September 9, 2011. The loan is secured by a $100,000 certificate of deposit owned by one of the shareholders of the Company. The outstanding balance of this line of credit amounted to $100,000 as of December 31, 2010 and 2009.

In connection with the reverse acquisition by the Company, Hygea Health assumed $1,431,018 of convertible notes payable, and accrued interest on the notes of $67,261.  Approximately $564,995 of the principal amount outstanding of these convertible notes bear interest at 10% per annum and mature on October 30, 2011.  The remaining $866,023 of principal amount outstanding of these convertible notes bear interest at 5% per annum and mature on various dates between June and November 2012.  The convertible notes are convertible into shares of the Company’s common stock on the basis of one share of common stock for every $0.11 of principal amount outstanding.  The $1,431,018 of total principal amount outstanding is therefore convertible into approximately 13,009,255 shares of common stock. The Conversion Price of the Notes was arbitrarily determined. There is no relationship between the offering price and our assets, book value, net worth, or any other economic or recognized criteria of value and these prices do not necessarily accurately reflect the actual value of the Securities or the price that may be realized upon disposition of the Securities.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

M.	Loans Due to Stockholders and Related Parties

Amounts due to stockholders and related parties were provided for working capital and are unsecured, bear interest at 4.0% per annum and are due on demand.

N.	Revenue and Operations

The Company will earn distinct revenues from providing ancillary services; creating provider efficiencies for the delivery of medical services; ownership in medical facility real estate; ownership of other ancillary services restricted for physicians under Stark, e.g. Home Health and DME; MSO revenue from Palm Medical and; other services to medical service providers.

The Company converted its contract with CarePlus Health Plans to a full risk contract during April 2009.

PMN entered into Network Agreements with CarePlus Health Plans, Inc. and Preferred Care Partners, Inc. to provide covered services and certain administrative services as defined in the agreements. The agreements became effective in July 2008 and January 2009, respectively.

The MedFamily, LLC entered into a Global Capitation Agreement with Citrus Health Care, Inc. where the Company agrees to provide the healthcare and administrative services for the compensation defined in the Global Capitation Agreement. The agreement became effective in October 2008.

O.	Income Taxes

The Company recognizes deferred income tax assets and liabilities based upon differences between the financial reporting and tax bases of assets and liabilities. We measure such assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company recorded an income tax provision of $140,500 at December 31, 2009. The provision was canceled entirely by the use of net operating losses available to the Company from 2008 and 2007. The income tax provision consisted of the following:

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

	2010	2009
Current
Federal	$402,504	$-
State	45,730	-
	$448,234	$-
Deferred
Federal	$-	$(29,973)
State	-	(2,234)
Change in valuation allowance	(466,201)	32,206
	$(17,967)	$-

Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to deferred income tax assets and deferred income tax liabilities are as follows:

	2010	2009
Net operating loss carryforward	$17,967	$474,152
Valuation allowance	-	(474,152)
Deferred income tax assets	$17,967	$-

After consideration of all the evidence, both positive and negative (including, among others, our projections of future taxable income and profitability in recent fiscal years), management had determined that a 100 percent valuation allowance was necessary at December 31, 2009 to reduce the deferred income tax assets to the amount that will more likely than not be realized. This valuation allowance was reversed in full for the year-ended December 31, 2010. At December 31, 2010, the Company has $214,502 net operating loss carryforward expiring in 2027.

A reconciliation of the statutory federal income tax rate with our effective income tax rate for the years ended December 31, 2010, and 2009 is as follows:

	2010	2009
Net income (loss) before income taxes and minority interest	$1,277,384	$(62,390)
Tax at statutory rate (Federal 34%)	434,311	(21,213)
Amortization of goodwill for tax	(29,000)	(6,000)
State income tax, net of deferred benefit	45,730	(2,234)
Other	(2,807)	(2,760)
Change in valuation allowance	(466,201)	32,206
Benefit	$(17,967)	$-

The Company had recorded $474,152 of deferred tax as of December 31, 2009 with a 100% valuation allowance. However, the Company recorded an additional $7,951 of income tax in the 2010 year, prior to reversing the valuation allowance. The total valuation allowance reversed at the time of reversal was the $466,201 against a corresponding debit balance in the deferred asset.

Hygea Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

P.	Commitments and Contingencies (Restated)

Legal Claims

The Company, in the normal course of operations, is involved in alleged claims where both, the Company and its patients or vendors, are negotiating the settlement or resolution of disputes. In these cases, management does not believe the disposition of these matters will materially affect the financial position of the Company.

Palm Medical Network, LLC (“PMN”) was defending a one-count breach of contract claim filed in circuit court in Miami-Dade County on January 25, 2010. In the lawsuit, Plaintiffs claimed that PMN breached provisions of a Share Purchase Agreement and other matters. PMN asserted eleven affirmative defenses and claims for breach of contract, fraud and civil conspiracy.  Both parties settled this matter in January 2011 with the Company agreeing to pay $4,000 monthly until such time as either (i) the total amount of $150,000 has been paid or (ii) the Company publicly listed its shares.  Should the Company publicly list its shares, the Plaintiffs will be issued restricted stock with a value of $200,000, less any amounts paid to that date.  The Company has accrued $38,086 within general and administrative expenses in the consolidated statement of operations at December 31, 2010.

Commitments

The Company has entered into three operating leases for office space expiring 2011 through 2016. Future payments on these operating leases amount to:

2011	$60,156
2012	130,327
2013	135,891
2014	137,378
Thereafter	195,040

Concentrations of Credit Risk

The Company derives substantially all of its revenue and accounts receivable from CarePlus Health Plans, Inc.   Revenues earned from CarePlus Health Plans, Inc. amounted to $8,570,744 and $5,832,890 for the years ended December 31, 2010 and 2009, respectively.  CarePlus Health Plans, Inc. accounts receivables amounted to $1,617,936 and $66,717 as of December 31, 2010 and 2009, respectively.  The Company currently operates in four primary geographic locations focused in the State of Florida counties of Miami Dade, Broward, Palm and Orlando.

Q.	Subsequent Events (Restated)

Commitments and Contingencies

The Company settled an outstanding legal claim in January 2011. Refer to Note P.

Line of Credit, Notes and Loan Payable

In 2011, the Company issued $332,000 of principal of 5% convertible promissory notes. These convertible notes bear interest at 5% per annum and mature on various dates between January and April 2013.  The convertible notes are convertible into shares of the Company’s common stock on the basis of one share of common stock for every $0.11 of principal amount outstanding.  The $332,000 of total principal amount outstanding is therefore convertible into approximately 3,018,182 shares of common stock.

In June 2011, the Company entered into a $60,000 note payable agreement, interest bearing at 12% per annum and due on December 31, 2011. Interest payments are due on a monthly basis.

During the three months ended September 30, 2011, the Company entered into two note payable agreements. The first note payable agreement provides for borrowings totaling $125,000 with interest accruing at 13.9% per annum and due on February 1, 2012. As of September 30, 2011, the Company had borrowed $75,000 under this arrangement. The second note payable agreement provides for maximum borrowings of $300,000 with interest accruing at 14.0% per annum. Borrowings are due on June 30, 2012. As of September 30, 2011, the Company had borrowed $100,000 under this arrangement.

Loans Due to Stockholders and Related Parties

During 2011, the Company entered into a loan agreement with a company controlled by the Chairman of its Board of Directors. The loan agreement provides for maximum borrowings of $1,000,000 with interest accruing at 15.0% per annum. As of September 30, 2011, the Company had borrowed $200,000 under this arrangement, due on January 1, 2012.

At September 30, 2011, the Company had borrowed a total of $407,236 from the Company’s Chief Executive Officer, or from individuals related to the Company’s Chief Executive Officer or entities under his control for working capital purposes. These advances are unsecured and have no maturity.  Interest is accrued on these advances at 4.0% per annum.

R.	Restatement

On, or about November 25, 2011, the management of Hygea Holdings, Inc. (the “Company”) concluded that the previously issued financial statements contained in the Company's Form S-1 for the years ended December 31, 2010 and 2009 required restatement due to revisions relating to several matters, as follows:

We made revisions to our share exchange agreement entered in connection with the reverse acquisition with Piper Acquisition II and the amount of shares issued as presented on the consolidated balance sheets and related consolidated statements of equity have been restated as a result. This error resulted in an increase in shares outstanding by 269,237 for all periods presented and also the recognition of a subscription receivable in the amount of $305,000 as of December 31, 2010. There is no effect on total equity for either period as a result of this change. Details of the impact on all financial statement captions related to this change combined with the impact of all other changes can be found in the tables below.

We have reclassified previous claims payable amounts to accounts receivable as right of offset exists with this same party. This error in presentation resulted in a decrease of accounts receivable and a corresponding decrease in claims payable of $519,456 and $319,496 as of December 31, 2010 and 2009, respectively. Details of the impact on all financial statement captions related to this change combined with the impact of all other changes can be found in the tables below.

We have also revised the classification of reinsurance recoveries presented in our consolidated statements of operations to be in accordance with US GAAP. This error resulted in a decrease in revenues and a corresponding decrease in healthcare expenses of $404,406 in the consolidated statements of operation for the year-ended December 31, 2010. There is no effect on gross margin, operating income or net income as a result of this change. Details of the impact on all financial statement captions related to this change combined with the impact of all other changes can be found in the tables below.

We have further revised amounts presented in our consolidated statements of cash flows related to the acquisition of Opa Locka to correctly reflect the assets received and liabilities assumed in the transaction. Previously, we had incorrectly reflected the purchase cost of Opa Locka of $200,000 in investing activities. We have corrected this amount to reflect the actual cost of the purchase, net of cash acquired of $7,177, and have corrected the respective account captions in the consolidated statement of cash flows for which assets were acquired and liabilities were assumed in connection with this transaction. This change resulted in an increase in net cash used in operating activities of $178,562, a decrease in net cash used in investing activities of $178,562, and a decrease in net cash provided by financing activities of $24,000 for the year-ended December 31, 2010. The purchase of Opa Locka, net of cash acquired is now presented within the consolidated statement of cash flows as “acquisitions, net of cash acquired”, along with the effect of other purchase transactions that occurred during the year-ended December 31, 2010. Details of the impact on all financial statement captions related to this change combined with the impact of all other changes can be found in the tables below.

We have revised the balance of accounts receivable as of December 31, 2009 to reflect amounts uncollectible as of that date. The correction of this error resulted in a decrease of accounts receivable of $118,402, with a corresponding decrease in revenue for the year-ended December 31, 2009. Additionally, this change resulted in an increase in revenue of $118,402 for the year-ended December 31, 2010, with an offset to beginning balance of retained earnings to reflect the decrease in net income associated with the correction of the error in the consolidated statement of operation for the year-ended December 31, 2009. Furthermore, this change resulted in an increase in net income of $49,378 and a decrease in net income of $100,642, after effects of income tax and noncontrolling interest for the years ended December 31, 2010 and 2009, respectively. Details of the impact on all financial statement captions related to this change combined with the impact of all other changes can be found in the tables below.

Lastly, we have reclassified specific amounts presented as loans payable in our consolidated balance sheets to deferred revenue, as the nature of these account balances are more closely related to operational deferred revenue as opposed to financing and loans payable. The nature of these deferred revenue amounts can be found in these notes to consolidated financial statements as Note K. The correction of this error resulted in reclassification of deferred revenue from loans payable in the amount of $200,000 and $300,000 as of December 31, 2010 and 2009, respectively. Details of the impact on all financial statement captions related to this change combined with the impact of all other changes can be found in the tables below.

Below is a comparative presentation of the consolidated balance sheets and related consolidated statements of operations, statements of equity, and statement of cash flows for the year ended December 31, 2010 as restated in this report and as reported in the Company’s reports on Form S-1 previously filed with the SEC.

Consolidated balance sheet and statement of equity (2010):	2010 (as reported)	2010 (as restated)
Accounts receivable	$2,765,343	$2,245,887
Accounts payable and accrued liabilities	350,692	411,002
Claims payable	519,456	-
Loans payable	1,631,018	1,431,018
Deferred revenue	-	200,000
Common stock par value	14,856	14,830
Additional paid-in capital	1,406,553	1,711,579
Subscription receivable	-	(305,000)
Noncontrolling interest	2,091,706	2,082,660
Accumulated deficit	$(151,760)	$(203,024)
Common stock shares	148,564,480	148,295,243

Consolidated balance sheet and statement of equity (2009):	2009 (as reported)	2009 (as restated)
Accounts receivable	$504,615	$66,717

Claims payable	319,496	-
Loans payable	300,000	-
Deferred revenue	-	300,000

Common stock par value	10,222	10,195
Additional paid-in capital	977,278	977,305
Noncontrolling interest	1,971,060	1,953,300
Accumulated deficit	$(1,268,367)	$(1,369,009)
Common stock shares	102,219,153	101,949,916

Consolidated statement of operations (2010):	2010 (as reported)	2010 (as restated)
Total medical revenues	$9,644,258	$9,358,214
Physician and other provider expenses	7,259,880	6,855,434
Income tax benefit	78,271	17,961
Income attributable to noncontrolling interest	(120,646)	(129,360)
Net income	1,116,607	1,165,985

Consolidated statement of operations (2009):	2009 (as reported)	2009 (as restated)
Total medical revenues	$7,876,216	$8,257,815
License fees and non medical revenues	683,838	183,838
Income attributable to noncontrolling interest	(22,920)	(5,160)
Net income (loss)	33,092	(67,550)

Consolidated statement of cash flows (2010):	2010 (as reported)	2010 (as restated)
Net income	$1,116,607	$1,165,985
Noncontrolling interest	120,646	129,360
Accounts receivable	(2,250,728)	(1,994,808)
Other assets	63,300	67,500
Accounts payable and accrued liabilities	(116,607)	(56,297)
Deferred revenue	-	(100,000)
Claims payable	199,960	-

Capital expenditures	(86,435)	(71,918)
Intangible assets	(165,744)	-
Acquisitions, Net of cash acquired	382,002	47,179

Proceeds from issuance of loans payable	470,381	570,381
Repayments of loans to stockholders and related parties	(43,420)	(67,420)

Subscription receivable	-	305,000

Consolidated statement of cash flows (2009):	2009 (as reported)	2009 (as restated)
Net income	$33,093	$(67,550)
Noncontrolling interest	22,920	5,160
Accounts receivable	(338,720)	(99,180)
Claims payable	319,497	-

Proceeds from issuance of loans payable	300,000	-

HYGEA HOLDINGS CORP. AND SUBSIDIARIES
(FORMERLY PIPER ACQUISITION II, INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	As of	December 31,
	September 30,	2010
	2011	(Restated)
Assets
Current assets
Cash and cash equivalents	$74,458	$226,931
Accounts receivable	3,553,354	2,245,887
Prepaid and other current assets	83,757	78,271
Total current assets	3,711,569	2,551,089

Property and equipment, net	207,159	240,227

Intangible assets, net	1,349,902	1,458,470
Goodwill	1,139,900	1,139,900
Investment	342,368	342,368
Other assets	166,450	4,200
Total assets	$6,917,348	$5,736,254

Liabilities and Equity

Current liabilities
Accounts payable and accrued liabilities	$408,834	$411,002
Line of credit - bank	-	100,000
Loans payable - current portion	1,496,918	665,068
Loans due to stockholders and related parties	607,236	293,189
Deferred revenue - current portion	100,000	100,000
Total current liabilities	2,612,988	1,569,259

Loan payable	501,100	765,950
Deferred revenue	-	100,000
Total liabilities	3,114,088	2,435,209

Commitments and contingencies

Equity
Preferred stock - 10,000,000 shares of $.0001 par
value, no shares issued and outstanding	-	-
Common stock - 250,000,000 shares of $.0001 par value,
148,295,243 shares issued and outstanding, respectively	14,830	14,830
Additional paid-in capital	1,711,579	1,711,579
Subscription receivable	-	(305,000)
Non-controlling interest	2,150,849	2,082,660
Accumulated deficit	(73,998)	(203,024)
Total equity	3,803,260	3,301,045
Total liabilities and equity	$6,917,348	$5,736,254
The accompanying notes are an integral part of these unaudited consolidated financial statements.

HYGEA HOLDINGS CORP. AND SUBSIDIARIES
(FORMERLY PIPER ACQUISITION II, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Medical revenues
Fixed fee arrangements	$1,838,201	$1,516,448	$5,422,479	$5,763,270
Fee for service arrangements	422,643	293,925	1,072,028	403,282
Total medical revenues	2,260,844	1,810,373	6,494,507	6,166,552

License fees and non-medical revenues	-	-	100,000	180,000
Total revenues	2,260,844	1,810,373	6,594,507	6,346,552

Healthcare expenses
Physician and other provider expenses	1,622,543	1,175,313	4,508,586	4,743,564

Gross profit	638,301	635,060	2,085,921	1,602,988

Administrative and other operating expenses
Salaries and benefits	82,679	101,222	421,089	139,219
General and administrative	231,664	200,401	751,572	501,396
Professional fees	190,815	258,746	565,402	473,820

Total administrative and other operating expenses	505,158	560,369	1,738,063	1,114,435

Net operating income	133,143	74,691	347,858	488,553

Other income (expenses)
Gain on acquisition	-	-	-	76,219
Interest expense	(44,655)	(1,690)	(107,724)	(7,379)
Total other income (expenses)	(44,655)	(1,690)	(107,724)	68,840

Net income before income taxes
and non-controlling interest	88,488	73,001	240,134	557,393

Income tax benefit (expense)	(30,971)	10,138	(42,919)	33,615

Income attributable to non-controlling interest	(17,297)	(38,514)	(68,189)	(111,467)

Net income	$40,220	$44,625	$129,026	$479,541

Earnings per common share:
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-

Weighted average number of common shares outstanding:
Basic	148,295,243	117,638,918	148,295,243	111,478,931
Diluted	164,322,680	117,638,918	163,670,399	111,478,931

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HYGEA HOLDINGS CORP. AND SUBSIDIARIES
(FORMERLY PIPER ACQUISITION II, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$129,026	$479,541
Non-controlling interest	68,189	111,467
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	48,120	41,525
Amortization	108,568	76,219
Gain on acquisition	-	(76,219)
Changes in operating assets and liabilities:
Accounts receivable	(1,307,467)	(952,728)
Other assets	(167,736)	(48,171)
Accounts payable and accrued liabilities	(2,167)	36,489
Deferred revenue	(100,000)	(100,000)
Net cash used in operating activities	(1,223,468)	(431,878)

Cash flows from investing activities:
Capital expenditures	(15,052)	(3,432)
Acquisitions, net of cash acquired	-	(134,823)
Net cash used in investing activities	(15,052)	(138,255)

Cash flows from financing activities:
Borrowings from stockholders and related parties	414,047	225,592
Repayments to stockholders and related parties	(100,000)	(43,931)
Proceeds from issuance of loans payable	567,000	460,700
Repayment of loans payable	(100,000)	-
Subscription receivable	305,000	-
Net cash provided by financing activities	1,086,047	642,361

Net increase (decrease) in cash and cash equivalents	(152,473)	72,228
Cash and cash equivalents, beginning of period	226,931	25
Cash and cash equivalents, end of period	$74,458	$72,253

Supplemental cash flow information:
Cash paid for interest	$2,401	$-

Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

A.	Description of Business

Business Activity and Operations

Hygea Holdings Corp. (“the Company” or “Holdings”) is a Nevada corporation formed on August 26, 2008, as Piper Acquisition II, Inc.  The Company changed its name to “Hygea Holdings Corp.” on May 16, 2011.

Effective December 31, 2010, the Company acquired 99.9% of the outstanding common shares of Hygea Health Holdings, Inc., a Florida corporation (“Hygea Health”), in exchange for the issuance of 135,519,336 shares of the Company’s common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health’s securities for our net monetary assets, accompanied by a recapitalization.  Hygea Health is the surviving and continuing entity and the historical financials following the reverse acquisition transaction are those of Hygea Health.  Hygea Health’s historical equity has been retroactively restated to reflect the reverse acquisition as if it had occurred on January 1, 2009.

As a result of the acquisition, the Company is the sole shareholder of Hygea Health.  Hygea Health has two principal areas of operations. The first is a network of multidisciplinary integrated medical group practices (“Integrated Group”) with a primary care physician (“PCP”) focus.  The Integrated Group owns a series of subsidiaries that provide industry related services and which support the integrated group practice business model.  Hygea Health owns Palm Medical Network LLC (“Palm Medical Network”), an independent physician network.   Under Palm Medical Network, the Company has a series of medical service organizations (“MSOs”) that have entered “at risk” contracts with Medicare Advantage Health Maintenance Organizations (“HMOs”) throughout Florida.

Principles of Consolidation and Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

B.	Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying unaudited financial statements in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  The accompanying financial statements reflect all adjustments and disclosures, which, in the Company’s opinion, are necessary for fair presentation.  All such adjustments are of a normal recurring nature.  The results of operations for the interim periods are not necessarily indicative of the results of the entire year.  Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States (GAAP).

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

Use of Estimates

These consolidated financial statements include certain amounts based on the Company’s best estimates and judgments. The Company’s most significant estimates relate to accounts receivable and revenues, goodwill and other intangible assets, income taxes, and contingent liabilities. These estimates require the application of complex assumptions and judgments, often because they involve matters that are inherently uncertain and will likely change in subsequent periods. The impact of any changes in estimates is included in earnings in the period in which the estimate is adjusted.

Accounts Receivable

The Company’s accounts receivable are derived primarily from its risk-based health insurance arrangements (fixed fee arrangements) in which the premium is typically at a fixed rate per individual served for a one-year period.  The Company estimates risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. The reimbursement timing can span from 18 to 24 months which is attributable to the customary (and industry standard) timetable in Medicare reimbursement for pass through from HMO risk contractors.  However, given the Company’s historical reimbursement activity, the Company does not believe it to have a material risk of collection of any of these amounts and therefore has not recorded a reserve for such risk.  The Company’s accounts receivable also include reimbursements amount due from health insurance companies for services performed for insured patients under our fee for service program.  These amounts are set by contract and the Company does not believe there to be a material risk of uncollectibility of these amounts due to its historical collection experience and financial strength of its counterparties.

At September 30, 2011, the Company had a net receivable from CarePlus Health Plans, Inc. (“CarePlus”) of $2,464,098.  This net receivable is comprised of estimated risk adjustments due the Company of $3,372,458 reduced by advance payments made by CarePlus to providers of $908,360.  As noted previously, the risk adjustments are settled 18 to 24 months after the date of service.  The Company expects to receive gross reimbursements of $1,617,936 in August 2012 and $1,754,522 in August 2013 respectively, net of any amounts advanced by CarePlus.  Therefore, based on amounts advanced through September 30, 2011, $908,360 would be deducted from the payment from CarePlus in 2012, resulting in a net payment of $709,576.

The Company evaluates the creditworthiness of CarePlus through periodic review of the financial statements of its parent, Humana, Inc. Humana is one of the nation’s largest publicly traded health and supplemental benefits companies, based on its 2010 revenues of approximately $33.9 billion.

Recently Adopted Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued amendments to the goodwill impairment guidance which provides an option for companies to use a qualitative approach to test goodwill for impairment if certain conditions are met. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 (early adoption is permitted). The implementation of amended accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued Accounting Standards Updated (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  ASU 2011-04 attempts to improve the comparability of fair value measurements disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS.  Amendments in ASU 2011-04 clarify the intent of the application of existing fair value measurement and disclosure requirements, as well as change certain measurement requirements and disclosures.  The amended guidance is effective for interim and annual periods beginning after December 15, 2011. As the impact of the guidance is primarily limited to enhanced disclosures, the Company does not believe that this will have a material impact on its consolidated financial statements.

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amendments provide an entity with an option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance is effective for fiscal years, and interim periods within those years beginning after December 15, 2011 and should be applied on a retrospective basis. As the amendments are limited to presentation only, the Company does not believe that this will have a material impact on its consolidated financial statements

C.	Acquisitions

Hygea Health Reverse Acquisition

Effective December 31, 2010, the Company acquired 99.9% of the outstanding common shares of Hygea Health, in exchange for the issuance of 135,519,336 shares of common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health securities for the Company’s net monetary assets, accompanied by a recapitalization.  Accordingly, the transaction has been reflected as Hygea Health having issued a total of 12,775,904 shares of common stock to the Piper shareholders.

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

At the time of acquisition, the assets and liabilities contributed by Piper amounted to:

Cash and cash equivalents	$182,002
Accounts receivable	10,000
Note receivable from Holdings	570,381
Accrued interest on Holdings note	27,274
Goodwill	709,900
Convertible notes	(1,431,018)
Recapitalization due to reverse merger	(67,261)
$1,278

Opa-Locka Pain Management Corporation

On May 1, 2010 Hygea of Miami Dade, LLC (HMD), a wholly owned subsidiary of the Company, entered into a contribution agreement with Opa-Locka Pain Management Corporation (“OPA”) a Florida corporation and an independent duly licensed medical doctor. In the transaction, the Company acquired a 100% interest in OPA’s common stock for $1 per share or $100, and simultaneously issued 650,000 shares of common stock as purchase consideration, and further entered into a four (4) year non-competition agreement with OPA and the independent medical doctor with applicable restrictive covenants.

At the time of acquisition the assets and liabilities contributed by OPA amounted to:

Cash and cash equivalents	$7,177
Accounts receivable	32,640
Property and equipment	14,517
Covenant not to compete	165,466
Deposits	4,200
Due to related party	(24,000)
Net assets acquired	$200,000

The total purchase consideration was determined to be $123,781 based on the fair value of the common stock issued. The Company recorded a gain on acquisition of $76,219 related to this transaction for the year-ended December 31, 2010. The acquisition of Opa-Locka is in alignment with the Company’s strategic plans and contributes to the continued expansion into healthcare markets through membership and practice acquisitions.

Royal Palm Beach Medical Group

On March 1, 2010, the Company entered into an agreement, with two shareholders within the Company, to purchase 100% of the membership interest of Royal Palm Beach Medical Group, LLC, a Florida limited liability company. The acquisition price paid by the Company amounted to approximately $142,000, which equals the amount of cash paid and approximated the fair value of net assets acquired, which included primarily accounts receivable.

The acquisition of Royal Palm Beach Medical Group is in alignment with the Company’s strategic plans and contributes to the continued expansion into healthcare markets through membership and practice acquisitions

Unaudited Pro Forma Financial Information

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and certain other companies that we acquired since the beginning of fiscal 2010 (which were collectively significant for purposes of unaudited pro forma financial information disclosure) as though the companies were combined as of the beginning of fiscal 2010. The pro forma financial information as presented below is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of fiscal 2010.

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

The amounts of acquired entities revenue and net income included in the Company’s consolidated statements of operations for the three and nine months ended September 30, 2010, and the revenue and net income (loss) of the combined entity had the date of acquisitions been January 1, 2010, are as follows:

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	As		Pro	As		Pro
	Reported	Acquisitions	Forma	Reported	Acquisitions	Forma

Revenue	$1,810,373	$31,547	$1,841,920	$6,346,552	$121,334	$6,467,886
Net Income (loss)	$44,625	$(12,518)	$32,107	$479,541	$(6,286)	$473,255

D.	Disposals

Hygea of Palm Beach, LLC

On February 1, 2010, Hygea Health Network, Inc. (HHN) as controlling shareholder of Hygea of Palm Beach, LLC. (HPB) sold 100% of the membership interest in HPB to two shareholders of the Company. Consideration received for the sale amounted to recovery of 100,000 shares of HHN and plaintiff participation in outstanding legal matters.  There was no gain or loss recognized with this sale as the investment was immaterial.

Hygea Health Network, Inc.

On April 30, 2010, the Company sold 100% of the outstanding common stock of Hygea Health Network, Inc. (HHN) to an unrelated party for total consideration of $10. The amount of assets and liabilities sold was negligible as this transaction constitutes the sale of a non-operating entity.

E.	Stockholders' Equity

The Company has 250,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value authorized.  As of September 30, 2011, the Company had 148,295,243 shares of common stock outstanding and no shares of preferred stock outstanding.  Hygea Health had 400,000 shares of preferred stock outstanding at the date of acquisition by the Company, which were converted into common stock concurrently with the acquisition by the Company.

F.	Property and Equipment

Property and equipment consisted of the following:

	September 30,	December 31,
	2011	2010
Medical equipment	218,692	$203,639
Furniture and office equipment	86,722	86,722
Computers and software	46,397	46,397
	351,811	336,759
Less accumulated depreciation	(144,652)	(96,532)
	207,159	240,227

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

G.	Intangible Assets

Intangible assets consist of the following:

	September 30,	December 31,
	2011	2010
Credentialed provider network	$1,502,000	$1,502,000
Trade name	124,000	124,000
Covenant not to compete	165,466	165,466
Total intangible assets	1,791,466	1,791,466
Less: Accumulated amortization	(441,564)	(332,996)
Intangible assets, net	$1,349,902	$1,458,470

Credentialed Provider Network

The Company recorded an intangible asset related to a credentialed provider network acquired in the Palm Medical Network, LLC (PMN) purchase transaction as previously noted. The asset is being amortized on a straight-line basis over its estimated useful life, approximately 16 years, as the Company does not expect to have material levels of turnover in its acquired provider base over this period. Amortization expense during the nine months ended September 30, 2011 and 2010 totaled $70,406 for each period.

Trade Name

The Company recorded an asset related to a trade name acquired in the Palm Medical Network, LLC (PMN) purchase transaction as previously noted. The assets are being amortized over its estimated useful life, approximately 16 years. Amortization expense during the nine months ended September 30, 2011 and 2010 was nominal.

Covenant Not to Compete

The Company paid for a covenant not-to-compete to the previous chief medical officer of the acquired entity, Opa-Locka Pain Management Corp. (“OPA”) approximating $165,466. The value of the covenant is being amortized over four years, the effective life of the restrictive covenant. Amortization expense during the nine months ended September 30, 2011 and 2010 totaled $31,044 and $17,246, respectively.

Impairment

Each of the above “identifiable” definite-lived intangible assets are reviewed for impairment, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, “ Property, Plant, and Equipment ,” whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.  During the nine months ended September 30, 2011, the Company did not experience any event of change in circumstance that would indicate that the carrying amount may not be recoverable.

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

H.	Goodwill

In September 2007, the Company organized Palm Medical Network, LLC (PMN) to acquire substantially all of the assets and business of Palm Medical Group, Inc., a Florida not-for-profit corporation. The purchase was accounted for by the purchase method, whereby the acquired assets assumed from the purchased corporation were recorded by the Company at their fair market value. The excess of the purchase price over the fair value of assets acquired in the transaction has been recorded as goodwill.

Effective December 31, 2010, the Company acquired 99.9% of the outstanding common shares of Hygea Health, in exchange for the issuance of 135,519,336 shares of common stock.  The exchange of shares between the Company and Hygea Health was accounted for as a reverse acquisition under the purchase method of accounting.  A reverse acquisition is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Hygea Health securities for the Company’s net monetary assets, accompanied by a recapitalization.  The excess of the purchase price over the fair value of assets acquired in the transaction has been recorded as goodwill.

I.	Non-Controlling Interest

In September 2007, the Company organized Palm Medical Network, LLC, ("PMN") a Florida limited liability company to acquire substantially all of the assets and operations of Palm Medical Group, Inc., ("PMG") a Florida not-for-profit corporation. These assets and operations were contributed to PMN by the Directors of PMG, where they retained a twenty percent (20%) non-controlling interest of PMN. Additionally, the Directors of PMG received common stock of the Company as consideration for the transaction. Palm Medical Group, Inc. is idled and all business activity of Palm Medical Group, Inc. is now done in Palm Medical Network, LLC. The purchase was accounted for by the purchase method, whereby the acquired assets were recorded by the Company at their fair market value. Refer to Notes G & H.

J.	Investment

In 2008 the Company acquired 30% interest in an electronic medical records and practice software company for total consideration of $342,368. This investment is recognized using the cost method as the Company is unable to assert significant influence on the Company due to the fact that the remaining 70% ownership rests with one non-related entity.

K.	Deferred Revenue

In July 2009 PMN entered into a $300,000 deferred revenue agreement with CarePlus. The deferred revenue agreement is earned by the Company if the network agreement, signed by both parties, remains in effect without termination continuously through June 30, 2012. As part of the deferred revenue agreement, $100,000 is earned each June 30, subject to enrollment levels within the CarePlus Health Plans.   $100,000 was earned on both June 30, 2010 and June 30, 2011, leaving a net $100,000 outstanding from that facility as of September 30, 2011. The deferred revenue agreement is secured by CarePlus’ right to withhold any amounts due and payable under the loan from any amounts due to PMN under the Network Agreement.
L.	Line of Credit, Notes and Loan Payable

During 2009 HHN entered into a line of credit agreement for borrowings up to $100,000 bearing interest at a rate of 3.09%. Interest on the outstanding principal balance was due monthly with principal due at maturity on September 9, 2011. The outstanding balance was repaid during the three months ended September 30, 2011.

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

In connection with the reverse acquisition by the Company, Hygea Health assumed $1,431,018 of convertible notes payable, and accrued interest on the notes of $67,261.  Of this amount, $564,995 of the principal amount outstanding of these convertible notes bear interest at 10% per annum and mature on March 31, 2012, as amended.  The remaining $866,023 of principal amount outstanding of these convertible notes bear interest at 5% per annum and mature on various dates between June and November 2012.  The convertible notes are convertible into shares of the Company’s common stock on the basis of one share of common stock for every $0.11 of principal amount outstanding.  The $1,431,018 of total principal amount outstanding is therefore convertible into approximately 13,009,255 shares of common stock.  The conversion price of the notes was arbitrarily determined. There is no relationship between the offering price and the Company’s assets, book value, net worth, or any other recognized criteria of value and these prices do not necessarily accurately reflect the actual value of the securities or the price that may be realized upon disposition of the securities.

In 2011, the Company issued an additional $332,000 of principal of 5% convertible promissory notes. These convertible notes bear interest at 5% per annum and mature on various dates between January and April 2013.  The convertible notes are convertible into shares of the Company’s common stock on the basis of one share of common stock for every $0.11 of principal amount outstanding.  The $332,000 of total principal amount outstanding is therefore convertible into approximately 3,018,182 shares of common stock.

In June 2011, the Company entered into a $60,000 note payable agreement, interest bearing at 12% per annum and due on December 31, 2011.   Interest payments are due on a monthly basis.

During the three months ended September 30, 2011, the Company entered into two note payable agreements.   The first note payable agreement provides for borrowings totaling $125,000 with interest accruing at 13.9% per annum and due on February 1, 2012.    As of September 30, 2011, the Company had borrowed $75,000 under this arrangement.  The second note payable agreement provides for maximum borrowings of $300,000 with interest accruing at 14.0% per annum.   Borrowings are due on June 30, 2012.  As of September 30, 2011, the Company had borrowed $100,000 under this arrangement.

M.	Loans Due to Stockholders and Related Parties

During 2011, the Company entered into a loan agreement with a company controlled by the Chairman of its Board of Directors.  The loan agreement provides for maximum borrowings of $1,000,000 with interest accruing at 15.0% per annum.    As of September 30, 2011, the Company had borrowed $200,000 under this arrangement, due on January 1, 2012.

At September 30, 2011, the Company had borrowed a total of $407,236 from the Company’s Chief Executive Officer, or from individuals related to the Company’s Chief Executive Officer or entities under his control for working capital purposes.  These advances are unsecured and have no maturity.  Interest is accrued on these advances at 4.0% per annum.

N.	Commitments and Contingencies

Legal Claims

The Company, in the normal course of operations, is involved in alleged claims where both, the Company and its patients or vendors, are negotiating the settlement or resolution of disputes. In these cases, management does not believe the disposition of these matters will materially affect the financial position of the Company.

Hygea Holdings Corp. and Subsidiaries
(Formerly Piper Acquisition II, Inc.)
Notes to Condensed Consolidated Financial Statements

Palm Medical Network, LLC (“PMN”) was defending a one-count breach of contract claim filed in circuit court in Miami-Dade County on January 25, 2010. In the lawsuit, Plaintiffs claim that PMN breached provisions of a Share Purchase Agreement and other matters. PMN asserted eleven affirmative defenses and claims for breach of contract, fraud and civil conspiracy. Both parties settled this matter in January 2011 with the Company agreeing to pay $4,000 monthly until such time as either (i) the total amount of $150,000 has been paid or (ii) the Company has publicly listed its shares.  Should the Company publicly list its shares; the Plaintiffs will be issued restricted stock with a value of $200,000, less any amounts paid to that date.  As of September 30, 2011, the Company has made payments totaling $36,000 towards this settlement.

Concentrations of Credit Risk

The Company derives a substantial portion of its revenue and accounts receivable from CarePlus Health Plans, Inc. Additionally, The Company currently operates in four primary geographic locations focused in the State of Florida counties of Miami Dade, Broward, Palm and Orlando.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$503.34
Printing and engraving expenses	5,000.00	*
Legal fees and expenses	50,000.00	*
Accounting fees and expenses	50 ,000.00	*
Miscellaneous expenses	10,000.00	*
	$115,503.34	*
*  Estimated.

The Company has agreed to bear expenses incurred by the selling shareholders that relate to the registration of the shares of common stock being offered and sold by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, unless modified by a corporation’s articles of incorporation, a director is not liable to a corporation, its shareholders or creditors for damages unless the director’s action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful.  The Company may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity.  Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

Our bylaws further provide that discretionary indemnification may be authorized (a) by the shareholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following issuances were made by Hygea Holdings Corp. (f/k/a Piper Acquisition II, Inc.), a Nevada corporation, the legal entity to which this prospectus relates, and does not reflect the issuances found in the Consolidated Statements of  Equity on page F-5 which relates to Hygea Health Holdings Inc., a Florida corporation, the accounting successor.

On January 16, 2009, we sold an aggregate of 10,000,000 shares of common stock to Stephen Fleming, Eric Horton and Nobis Capital Advisors, Inc. (“Nobis”) for total consideration of $1,000 or $0.0001 per share.  On November 15, 2009, Nobis assigned 2,849,000 shares of common stock to three parties and returned 483,333 shares of common stock to us for cancellation.  Further, Mr. Horton, on November 15, 2009, assigned 1,807,333 shares of common stock to two parties and returned 1,276,000 shares of common stock to us for cancellation.  On November 15, 2009, Mr. Fleming assigned 1,533,334 shares of common stock to one party.

On June 24, 2009, we sold 553,333 shares of common stock to 18 accredited investors for aggregate consideration of $55,333 or $0.10 per share.

On September 3, 2009, we sold 207,000 shares of common stock to 14 accredited investors for aggregate consideration of $20,700 or $0.10 per share.

In November 2009, the Company sold $815,000 in convertible notes (the “November 2009 Notes”) and warrants to 35 accredited investors.  The November 2009 Notes are convertible, at any time at the option of the holder, into shares of common stock of the Company at a conversion price of $0.11 per share; provided, however, upon this prospectus being declared effective, the November 2009 Notes will be converted automatically into shares of common stock at $0.11 per share.  The November 2009 Notes bear interest at 10% per annum.  Interest is payable in full on the maturity date.  Interest shall be payable at the election of the Company, in cash or shares of common stock on the maturity date unless converted earlier.  If the Company pays in shares of common stock, the number of shares to be issued shall be equal to the amount owed divided by $0.11.  If the November 2009 Notes are converted pursuant to the automatic conversion provision, then no interest shall be payable.  In  2010, we entered into letter agreements with each of the investors pursuant to which we returned approximately $250,000 of the proceeds invested and the investors agreed to cancel the warrants leaving a remaining principal balance of $565,000 outstanding.  Further, in May 2011, we entered letter agreements whereby we agreed to extend the term of the November 2009 Notes through October 2011 and also granted a security interest in all of our assets to the note holders. The maturity date of the notes were extended through March 31, 2012.

On April 9, 2010, we entered into a Termination Agreement with Chanwest Resources Inc. pursuant to which we issued 50,000 shares of common stock to Chanwest Resources, Inc. in consideration of the termination of a Share Exchange Agreement that did not close.

In June 2010, the Company sold $696,850 in convertible notes (the “June 2010 Notes”) to 15 accredited investors.  The June 2010 Notes are convertible, at any time at the option of the holder, into shares of common stock of the Company at a conversion price of $0.11 per share; provided, however, upon this prospectus being declared effective, the June 2010 Notes will be converted automatically into shares of common stock at $0.11 per share.  The June 2010 Notes bear interest at 5% per annum and mature in June 2012.  Interest shall be payable at the election of the Company, in cash or shares of common stock on the maturity date unless converted earlier.  If the Company pays in shares of common stock, the number of shares to be issued shall be equal to the amount owed divided by $0.11.  If the June 2010 Notes are converted pursuant to the automatic conversion provision, then no interest shall be payable.  Further, in May 2011 we entered letter agreements to grant a security interest in all of our assets to the note holders. The maturity date of the notes were extended through March 31, 2012.

From September 2010 through April 2011, the Company sold $501,100 in convertible notes (the “September 2010 Notes”) to 21 accredited investors.  The September 2010 Notes are convertible, at any time at the option of the holder, into shares of common stock of the Company at a conversion price of $0.11 per share; provided, however, upon this prospectus being declared effective, the September 2010 Notes will be converted automatically into shares of common stock at $0.11 per share.  The September 2010 Notes bear interest at 5% per annum and mature in September 2012.  Interest shall be payable at the election of the Company, in cash or shares of common stock on the maturity date unless converted earlier.  If the Company pays in shares of common stock, the number of shares to be issued shall be equal to the amount owed divided by $0.11.  If the September 2010 Notes are converted pursuant to the automatic conversion provision, then no interest shall be payable.  Further, in May 2011 we entered letter agreements to grant a security interest in all of our assets to the note holders. The maturity date of the notes were extended through March 31, 2012.

On May 2, 2011, we issued 3,725,904 shares of common stock to Nobis Capital Advisors Inc. (“Nobis”) in consideration for Nobis assigning its interest in its Letter of Intent entered with Hygea Health Holdings Inc.

On May 16, 2011, we entered into a Share Exchange Agreement with the shareholders of Hygea Health, each of which are accredited investors (“Hygea Health Shareholders”), pursuant to which we acquired 99.9% of the outstanding securities of Hygea Health in exchange for 135,519,336 shares of our common stock (the “Hygea Exchange”).  The Hygea Exchange closed on May 16, 2011, which closing was effective on December 31, 2010.

On May 16, 2011, we entered into a Share Exchange Agreement with the shareholders of Hygea Health, each of which are accredited investors (“Hygea Health Shareholders”), pursuant to which we acquired 99.9% of the outstanding securities of Hygea Health in exchange for 135,519,336 shares of our common stock (the “Hygea Exchange”).  The Hygea Exchange closed on May 16, 2011, which closing was effective on December 31, 2010.

The issuance of the foregoing securities in each of the transactions described above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Rule 506 under Regulation D as promulgated under the Securities Act. The respective transaction documents contain representations to support our reasonable belief that each investor is an “accredited investor” as defined in Rule 501 under the Securities Act, and that such investor is acquiring such securities for investment and not with a view to the distribution thereof. At the time of their issuance, the securities described above were deemed to be restricted securities for purposes of the Securities Act and such securities (and shares issued upon exercise of the unregistered warrants will) bear legends to that effect.

ITEM 16. EXHIBITS
EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to the Certificate of Incorporation (1)
3.3	Bylaws (1)
4.1	Form of 10% Convertible Promissory Notes – November 2009 (1)
4.2	Form of Letter Agreement Amending November 2009 Financing (1)
4.3	Form of 5% Convertible Promissory Notes (1)
4.4	Letter Agreement entered Convertible Promissory Notes Holders (1)
4.5	Non-Negotiable Secured Promissory Note issued to Kirkpatrick Family Foundation, Inc. dated August 1, 2011 (3)
4.6	Promissory Note dated December 14, 2010 issued to Manuel R. Iglesias Trust (3)
4.7	Amendment Letter dated December 14, 2011 to Non-Negotiable Secured Promissory Note issued to Kirkpatrick Family Foundation, Inc. dated August 1, 2011 (3)
4.8	Promissory Note issued to D’Arraigan Investment Trust dated December 14, 2011 (3)
4.9	Form of Letter Agreement amending the Convertible Promissory Notes (3)
5.1	Opinion of the Fleming PLLC (1)
10.1	Share Exchange Agreement by and between Hygea Holdings Corp. (f/k/a Piper Acquisition II, Inc.), Hygea Health Holdings, Inc. and the shareholders of Hygea Health Holdings, Inc.(2)
10.2	Assignment Agreement entered by and between Hygea Holdings Corp. (f/k/a Piper Acquisition II, Inc.) and Nobis Capital Advisors, Inc. dated May 2, 2011 (1)
10.3	Network Agreement between CarePlus Health Plans, Inc. and Plam Medical Network, LLC dated July 29, 2008 (2)
10.4	Global Capitation Agreement between Citrus Helath Care, Inc and The Med Family LLC dated October 1, 2007 (2)
10.5	Network Risk Agreement between Preferred Care Partners, Inc. and Palm Medical Network, LLC effective January 1, 2009 (2)
10.6	Network Agreement between Physicians United Plan, Inc and Palm Medical MDA, Inc. effective January 1, 2009 (2)
10.7	Form of Consulting Services Agreement between ProMD Practive Management, Inc. and Hygea Health (2)
10.8	Healthcare IT Platform Agreement between Cyfluent, Inc. and Hygea Health Network, Inc. dated August 3, 2009 (2)
10.9	Senior Executive Employment Agreement between Hygea Health Holding, Inc. and Edward Moffly dated October 1, 2009 (2)
10.10	Senior Executive Employment Agreement between Hygea Health Holding, Inc. and Lacy Loar dated October 1, 2009 (2)
10.11	Senior Executive Employment Agreement between Hygea Health Holding, Inc. and Manuel E. Iglesias dated October 1, 2009 (2)
10.12	Senior Executive Employment Agreement between Palm Medical Newtwork, LLC and Martha Castillo dated October 1, 2009 (2)
21.1	List of Subsidiaries (1)
23.1	Consent of Fleming PLLC (included in Exhibit 5.1)
23.2	Consent of Kabani & Company, Inc.

(1) (2) (3)
Incorporated by reference to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on May 16, 2011.
Incorporated by reference to the Amendment No. 1 to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on October 13, 2011.
Incorporated by reference to the Amendment No. 2 to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on December 21, 2011.

ITEM 17.  UNDERTAKINGS.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 1st day of February 2012 .

HYGEA HOLDINGS CORP.

By:	/s/ Manuel E. Iglesias
Manuel E. Iglesias, Chief Executive Officer, President, and Director (Principal Executive Officer, Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.   The persons whose signature appears below constitutes and appoints Manuel E. Iglesias his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Manuel E. Iglesias	Chief Executive Officer, President and Director	February 1, 2012
Manuel E. Iglesias	(Principal Executive Officer, Principal Financial and Accounting Officer)

/s/ Manuel E. Iglesias, attorney-in-fact	Chairman of the Board of Directors	February 1, 2012
Daniel T. McGowan

/s/ Manuel E. Iglesias, attorney-in-fact	Director	February 1, 2012
Edward (Ted) Moffly

/s/ Manuel E. Iglesias, attorney-in-fact	Chief Operating Officer and Director	February 1, 2012
Martha Castillo

/s/ Manuel E. Iglesias, attorney-in-fact	Director	February 1, 2012
Frank Kelly Jr.

/s/ Manuel E. Iglesias, attorney-in-fact	Director	February 1, 2012
Dr. Carl Rosencrantz

/s/ Manuel E. Iglesias, attorney-in-fact	Director	February 1, 2012
Francisco H. Recio

/s/ Manuel E. Iglesias, attorney-in-fact	Chief Strategic Officer and Director	February 1, 2012
Glenn Marrichi

/s/ Manuel E. Iglesias, attorney-in-fact	Compliance Officer and Director	February 1, 2012
Lacy Loar

/s/ Manuel E. Iglesias, attorney-in-fact	Senior Vice President of Operations	February 1, 2012
Frank H. Olsen